Exhibit 2.1

Share Purchase Agreement

among

Mascoma Corporation, as the Parent

- and -

Mascoma Canada Inc., as Purchaser

- and -

SunOpta Inc. and the other securityholders of SunOpta BioProcess Inc., as Vendors

- and -

SunOpta Inc., as Vendors’ Representative

- and -

SunOpta BioProcess Inc.

made as of

August 31, 2010

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1
1.01	Definitions	1
1.02	Headings	9
1.03	Extended Meanings	10
1.04	Statutory References	10
1.05	Accounting Principles	10
1.06	Currency	10
1.07	Control	10
1.08	Schedules	11

ARTICLE 2 - SALE AND PURCHASE		13
2.01	Shares to be Sold and Purchased	13
2.02	Consideration	13
2.03	Payment of Consideration	13
2.04	Valuation of Consideration	14
2.05	Adjustments to Consideration	14

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES		16
3.01	Representations and Warranties regarding the Vendors	16
3.02	Representations and Warranties regarding SBI	20
3.03	Representations and Warranties regarding Mascoma and the Purchaser	40

ARTICLE 4 - COVENANTS		53
4.01	Taxes	53
4.02	Vendors’ Representative	53
4.03	Non-Competition	54
4.04	SunOpta Non-Solicitation	55
4.05	Mascoma Non-Solicitation	55
4.06	Confidentiality	56
4.07	Release	56
4.08	Acknowledgement and Agreement	57
4.09	Indemnification of Directors and Officers	58
4.10	Delivery of Financial Statements	58

ARTICLE 5 - CONDITIONS		58
5.01	Conditions for the Benefit of the Purchaser and Mascoma	58
5.02	Conditions for the Benefit of the Vendors	60

- ii -

ARTICLE 6 - INDEMNIFICATION		61
6.01	Survival	61
6.02	Indemnification for Representations and Warranties regarding the Vendors	62
6.03	Indemnification for Covenants and for Representations and Warranties regarding SBI	63
6.04	Indemnification by Mascoma and the Purchaser	66
6.05	Claims for Fraud	68
6.06	Third Party Indemnification	68
6.07	Exclusive Remedy	69
6.08	Reductions and Subrogation	69
6.09	Adjustment to Consideration	69
6.10	Escrow, Transfer Powers and Share Register	69

ARTICLE 7 - GENERAL		70
7.01	Further Assurances	70
7.02	Time of the Essence	70
7.03	Fees and Commissions	70
7.04	Public Announcements	71
7.05	Benefit of the Agreement	71
7.06	Entire Agreement	71
7.07	Amendments and Waivers	71
7.08	Assignment	71
7.09	Notices	72
7.10	Remedies Cumulative	73
7.11	No Third Party Beneficiaries	73
7.12	Governing Law	74
7.13	Severability	74
7.14	Attornment	74
7.15	Counterparts	74
7.16	Electronic Execution	74

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of August 31, 2010

AMONG

MASCOMA CORPORATION, a corporation incorporated under the laws of the State of Delaware (“Mascoma”),

- and -

MASCOMA CANADA INC., a corporation incorporated under the laws of Canada (the “Purchaser”),

- and -

SUNOPTA INC., a corporation incorporated under the laws of Canada (“SunOpta”) and the persons and entities listed in Schedule A hereto (collectively, with SunOpta, the “Vendors”),

- and -

SUNOPTA INC., a corporation incorporated under the laws of Canada, in its capacity as the initial representative of the Vendors,

- and -

SUNOPTA BIOPROCESS INC., a corporation incorporated under the laws of Canada (“SBI”)

WHEREAS the Vendors are the beneficial and registered owners of all of the outstanding SBI Shares (as defined below);

AND WHEREAS the Vendors desire to sell and the Purchaser desires to purchase the SBI Shares upon and subject to the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“409A Valuation” means the valuation as of the Closing Date, based upon a reasonable application of a reasonable valuation method not inconsistent with Section 409A of the Code, of the fair market value of the Mascoma Common Shares, to be completed and delivered by Mascoma pursuant to the terms of Section 2.04(1) .

“Affiliate” means, with respect to any person, any other person that controls or is controlled by or is under common control with the referent person.

“Agreement” means this agreement, including its recitals and schedules, as amended from time to time.

“Applicable Law” means, with respect to any person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, order or other requirement (including a requirement arising at common law) having the force of law, and (ii) any policy, practice, protocol, standard or guideline of any Governmental Authority having the force of law relating or applicable to such person, property, transaction, event or other matter.

“Beneficiaries” has the meaning set out in Section 4.03.

“Benefit Plans” has the meaning set out in Section 3.02(8)(a) .

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in either Brampton, Ontario, Canada or Boston, Massachusetts, USA.

“Cash Adjustment” has the meaning set out in Section 2.05(6) .

“Cash Equivalents” means the sum of SBI’s cash and cash equivalents plus the JFA Net Receivable, in each case as set forth on the Closing Balance Sheet.

“Claim” means any actual or threatened civil, criminal, administrative, regulatory, arbitral or investigative inquiry, action, suit, investigation or proceeding and any claim or demand resulting therefrom or any other claim or demand of whatever nature or kind.

“Closing Balance Sheet” has the meaning set out in Section 2.05(5) .

“Closing Date” means the date hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Compensation Policies” has the meaning set out in Section 3.02(8)(b) .

“Competing Business” has the meaning set out in Section 4.03.

“Competition Act” means the Competition Act (Canada).

“Confidential Information” means any and all information and material (except as provided below in this paragraph) whether verbal, written or in any other form relating to any of the parties hereto (for the purpose of this definition, a “Disclosing Party”), their respective business activities or the transactions contemplated in this Agreement, and provided or otherwise disclosed to another party (for the purpose of this definition, a “Receiving Party”) pursuant to the terms hereof or to which the Receiving Party will have access, including, without limitation, all business and financial information, contractual relationships, processes, technical information, know-how, trade secrets, any other material relating to any products, projects or processes of the Disclosing Party or any information to which the Receiving Party will have access to while visiting the Disclosing Party’s premises. Despite the foregoing, Confidential Information shall exclude such portion of the information which (1) is or becomes generally known by or available to the public (other than as a result of a breach of this Agreement, (2) was known by the Receiving Party before the Receiving Party learned it through the Disclosing Party, as evidenced by written documentation to that effect, (3) is revealed to the Receiving Party by a party other than a party to this Agreement, who does so without violating any contractual or legal obligation, (4) is approved for release by the Disclosing Party or (5) has been disclosed (and becomes publicly available) pursuant to a requirement of a Governmental Authority or of a law through no voluntary action or inaction of the Receiving Party.

“Consideration” has the meaning set out in Section 2.02.

“Consideration Shares” means the Mascoma Common Shares and Mascoma Preferred Shares issued in payment of the Consideration pursuant to Section 2.03, including the Indemnity Holdback Shares.

“CRA” means the Canada Revenue Agency.

“CSOP” means SBI’s Capped Stock Option Plan dated June 7, 2007.

“Customer” means any and all persons located anywhere in the world, having purchased the goods or services from any of the Beneficiaries at any time during the Non-Competition Period or within the preceding two (2) years or with whom any of the Beneficiaries is in negotiation during the Non-Competition Period with a view to selling or providing goods or services.

“Defence Counsel” has the meaning set out in Section 6.06.

“Defence Notice” has the meaning set out in Section 6.06.

“Draft Closing Balance Sheet” has the meaning set out in Section 2.05(1) .

“Encumbrance” means any lien, pledge, security interest, charge, claim, mortgage, hypothec, assignment, reservation of ownership, deed of trust, option, warrant, purchase right, right of first refusal or similar right, lease, easement or other encumbrance.

“Environmental Law” means any Applicable Law relating to the environment including those pertaining to:

(i)	reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances, and

(ii)	the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances, including those pertaining to occupational health and safety.

“Environmental Permit” means any Permit issued or granted by a Governmental Authority pursuant to any Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Governmental Authority” means any domestic or foreign legislative, executive, judicial, regulatory or administrative body or person having or purporting to have jurisdiction in the relevant circumstances.

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), petroleum and its derivatives and byproducts and other hydrocarbons, all as defined in or pursuant to any Environmental Law.

“Indemnitee” has the meaning set out in Section 6.06.

“Indemnitor” has the meaning set out in Section 6.06.

“Indemnity Holdback Shares” has the meaning set out in Section 2.03(2)(a) .

“Indemnity Holdback Shares Release Date” means the final date on which Indemnity Holdback Shares are released in accordance with Schedule 2.03(2) .

“Independent Firm” has the meaning set out in Section 2.05(3) .

“Intellectual Property” means any and all of the following, as they exist throughout the world: (i) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented); (ii) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing; (iii) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (iv) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, and prototypes, techniques; (v) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (vi) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Investment Canada Act” means the Investment Canada Act (Canada).

“JFA Net Receivable” means (i) the amount of the JFA accounts receivable and the amount of the JFA accrued receivables, less (ii) the amount of the JFA accounts payable and the amount of the JFA accrued project costs, in each case as calculated on the Closing Balance Sheet.

“KESOP” means SBI’s 2007 Key Employee Stock Option Plan dated June 7, 2007.

“knowledge” means:

(i)	with respect to SBI, the actual knowledge of Murray Burke, Chris Duffy, Art McEvily and Robert Pontius;

(ii)	with respect to SunOpta, the actual knowledge of Steven Bromley, Eric Davis and John Dietrich; and

(iii)	with respect to Mascoma and the Purchaser, the actual knowledge of William J. Brady, Keith Pattison, Justin van Rooyen and Timothy Linkkila,

in each case, except as otherwise expressly provided in this Agreement, after due and diligent inquiry of the appropriate persons (including officers and directors) as a reasonable person in similar circumstances would consider necessary. For greater certainty, for the purposes of Sections 3.02(5) and 3.03(5), in no event shall due and diligent inquiry require or be deemed to require any person to obtain a freedom to operate opinion from a third party or to conduct or cause to be conducted searches or other investigations of any registries, indices, data bases or similar records maintained by any Governmental Authority or third party unless it has actual knowledge of a fact or circumstance which would cause a reasonable person in similar circumstances to consider such search or investigation to be necessary.

“Lands” means all freehold and leasehold real property and interests therein including all rights of way, licences or rights of occupation, easements or other similar rights of any member of the SBI Group in connection with such freehold and leasehold property.

“Losses” means all damages, fines, penalties, deficiencies, losses, liabilities (whether accrued, actual, contingent, latent or otherwise), costs, fees and expenses (including interest, court costs and reasonable fees and expenses of lawyers, accountants and other experts and professionals), excluding indirect, consequential, punitive or aggravated damages.

“Mascoma Annual Financial Statements” has the meaning set out in Section 3.03(2)(c) .

“Mascoma Benefit Plans” has the meaning set out in Section 3.03(7)(a) .

“Mascoma Common Share” means one share of the common stock, par value of $0.001 per share, of Mascoma.

“Mascoma Exchange Share” means:

(i)	a Mascoma Common Share issued upon the conversion of a Mascoma Preferred Share;

(ii)	any security of Mascoma into which a Mascoma Common Share or Mascoma Preferred Share is converted or exchanged in connection with a recapitalization of Mascoma or share consolidation or share split of Mascoma; or

(iii)	any security of a third party for which a Mascoma Common Share or Mascoma Preferred Share is exchanged in connection with a merger or sale or purchase transaction involving Mascoma in which there is a change of control of Mascoma,

“Mascoma Financial Statements” has the meaning set out in Section 3.03(2)(c) .

“Mascoma Group” means, collectively, Mascoma and Mascoma-NY, LLC.

“Mascoma Interim Financial Statements” has the meaning set out in Section 3.03(2)(c) .

“Mascoma Licensed Intellectual Property” means all Intellectual Property other than shrink-wrap software that is used by Mascoma but owned by another party.

“Mascoma Material Contracts” has the meaning set out in Section 3.03(4) .

“Mascoma Owned Intellectual Property” means all Intellectual Property that is owned by Mascoma.

“Mascoma Preferred Share” means one share of the Series D Preferred Stock, par value of $0.001 per share, of Mascoma.

“Mascoma Series D Agreements” has the meaning set out in Section 5.01(o) .

“Mascoma Shareholders Agreement” means the Second Amended and Restated Stockholders Agreement dated February 5, 2008 among certain shareholders of Mascoma, as amended and restated from time to time.

“Mascoma Warrant” means a warrant to purchase one Mascoma Common Share, the form of which is attached hereto as Schedule 1.01(A) ..

“Material Adverse Effect” means, when used in connection with SBI, the SBI Group, the Purchaser or Mascoma, any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably expected to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities of SBI, the SBI Group (as a whole), the Purchaser or Mascoma, as applicable, provided however that in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been or is likely to be a Material Adverse Effect: (i) changes generally adversely affecting any of the Canadian, United States or worldwide economies or financial or securities markets (except to the extent that SBI, the SBI Group, the Purchaser or Mascoma, as applicable, is disproportionately and materially adversely affected thereby as compared to other similarly situated companies), (ii) changes adversely affecting the industry (or any segment thereof) in Canada, the United States or worldwide in which SBI, the SBI Group, the Purchaser or Mascoma, as applicable, operates (except to the extent that SBI, the SBI Group, the Purchaser or Mascoma, as applicable, is disproportionately and materially adversely affected thereby as compared to other similarly situated companies), (iii) the announcement or pendency of the transactions contemplated by this Agreement, (iv) the effect of any changes after the date hereof in Applicable Laws or accounting principles not uniquely relating to SBI, the SBI Group, the Purchaser or Mascoma, as applicable, or (v) acts of war or terrorism, the outbreak of hostilities or any national disaster, national emergency or international political condition.

“Non-Compete” has the meaning set out in Section 4.03(1) ..

“Non-Competition Period” has the meaning set out in Section 4.03.

“Non-Resident Vendor” means Blackrock Investment Management (UK) Limited and each other Vendor who is identified as a non-resident vendor in Schedule 3.01(9) .

“Permits” means all permits, consents, waivers, licences, certificates, approvals, authorizations, registrations, franchises, rights, privileges, quotas and exemptions, or any item with a similar effect, issued or granted by any person.

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by any member of the SBI Group including information regarding the SBI Group’s customers, suppliers, employees and agents, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

“Privacy Laws” means all applicable federal, provincial, state, municipal or other laws governing the collection, use, disclosure and retention of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada) and Freedom of Information and Protection of Privacy Act (Ontario).

“Privacy Policies” means all privacy, data protection and similar policies adopted or used by the SBI Group in respect of Personal Information, including any complaints process.

“Purchaser Indemnitees” has the meaning set out in Section 6.02(1) .

“Reallocation” has the meaning set out in Section 4.01(3) .

“Release” means any release or discharge of any Hazardous Substance including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

“Rights Agreement” means the Third Amended and Restated Registration Rights Agreement dated the date hereof by and among Mascoma and the other parties thereto.

“Rome Property” has the meaning set out in Section 3.03(10)(e) .

“SBI Audited Financial Statements” has the meaning set out in Section 3.02(2)(c) .

“SBI Common Share” means a common share in the capital of SBI.

“SBI Financial Statements” has the meaning set out in Section 3.02(2)(c) .

“SBI Group” means, collectively, SBI and each of its Subsidiaries, including those listed in Schedule 1.01(B) .

“SBI Interim Financial Statements” has the meaning set out in Section 3.02(2)(c) .

“SBI Licensed Intellectual Property” means all Intellectual Property other than shrink-wrap software that is used by any member of the SBI Group but owned by another party.

“SBI Material Contracts” has the meaning set out in Section 3.02(4)(a) .

“SBI Optionholder” means the holder of any option or other right to acquire shares in the capital of SBI, including any option granted under the KESOP or CSOP.

“SBI Owned Intellectual Property” means all Intellectual Property that is owned by any member of the SBI Group.

“SBI Plan” means any of the KESOP, CSOP or SBI RSU Plan.

“SBI Preferred Share” means a Series A Preferred Share in the capital of SBI.

“SBI RSU” means a restricted share unit granted under the SBI RSU Plan.

“SBI RSU Plan” means SBI’s Capped Restricted Share Unit Plan dated June 7, 2007.

“SBI Share” means any share in the capital of SBI, including any SBI Common Share and SBI Preferred Share.

“SBI Shareholders Agreement” means the unanimous shareholders agreement dated June 7, 2007 among SBI, SunOpta and the other shareholders of SBI.

“Securities Act” has the meaning set out in Section 3.01(10)(c) .

“Subsidiary” means, with respect to any person, an entity which is controlled by such person.

“Target Working Capital” means the amount set forth on Schedule 1.01(C) .

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Taxation Authority including, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, harmonized sales, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii) all withholdings on amounts paid to or by the relevant person, (iii) all employment insurance premiums, Canada, Québec and any other pension plan contributions or premiums, (iv) any fine, penalty, interest, or addition to tax, (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, and (vi) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law.

“Tax Returns” means all returns, reports, declarations, statements, bills, schedules, forms or written information of, or in respect of, Taxes that are, or are required to be, filed with or supplied to any Taxation Authority.

“Taxation Authority” means any domestic or foreign government, agency or authority that is entitled to impose Taxes or to administer any applicable Tax legislation.

“Territory” has the meaning set out in Section 4.03.

“Time of Closing” means 10:00 a.m. (Eastern Time) on the Closing Date.

“Third Party Claim” means a Claim made against any person entitled to indemnification under this Agreement by any person who is not a party to this Agreement.

“Third Party Proceedings” has the meaning set out in Section 6.06.

“Underlying Securities” means the Mascoma Common Shares issuable upon the conversion of Mascoma Preferred Shares or upon the exercise of Mascoma Warrants.

“Vendor Indemnitees” has the meaning set out in Section 6.04(1) .

“Vendors’ Representative” means SunOpta or any other person appointed as Vendors’ representative pursuant to Section 4.02.

“Working Capital” means the consolidated current assets of SBI (including, for greater certainty, the Cash Equivalents) less the consolidated current liabilities of SBI (including, for greater certainty, any fees and expenses incurred by SBI in connection with the transactions contemplated in this Agreement as of the Closing Date) but excluding (x) from current assets any Tax assets and (y) from current liabilities any Tax liabilities, the current portion of any long-term debt and any debt repaid at the Time of Closing, as calculated based on the Closing Balance Sheet.

“Working Capital Adjustment” has the meaning set out in Section 2.05(7) .

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.03	Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and Governmental Authorities. The term “including” means “including without limiting the generality of the foregoing” and the term “third party” means any person other than SBI, members of the SBI Group, the Vendors, the Purchaser and Mascoma.

1.04	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.05	Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the Financial Accounting Standards Board, or any successor body, applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.06	Currency

Except as otherwise noted, all references to currency herein are to lawful money of the United States.

1.07	Control

(1)	For the purposes of this Agreement,

(a)	a person controls a body corporate if securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned by the person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate;

(b)	a person controls an unincorporated entity, other than a limited partnership, if more than 50% of the ownership interests, however designated, into which the entity is divided are beneficially owned by that person and the person is able to direct the business and affairs of the entity; and

(c)	the general partner of a limited partnership controls the limited partnership.

(2)	A person who controls an entity is deemed to control any entity that is controlled, or deemed to be controlled, by the entity.

(3)	A person is deemed to control, within the meaning of Section 1.07(1)(a) or (1)(b), an entity if the aggregate of

(a)	any securities of the entity that are beneficially owned by that person, and

(b)	any securities of the entity that are beneficially owned by any entity controlled by that person is such that, if that person and all of the entities referred to in Section 1.07(3)(b) that beneficially own securities of the entity were one person, that person would control the entity.

1.08	Schedules

The following are the Schedules to this Agreement:

Schedule A	-	Vendors
Schedule 1.01(A)	-	Mascoma Warrant
Schedule 1.01(B)	-	SBI Group
Schedule 1.01(C)	-	Target Working Capital Estimation
Schedule 2.03(2)	-	Indemnity Holdback Share Releases
Schedule 3.01(3)	-	Vendor’s Shares
Schedule 3.01(9)	-	Vendor Residency
Schedule 3.01(10)(b)	-	Securities Law Compliance
Schedule 3.02(1)(a)	-	Constating Documents of SBI
Schedule 3.02(1)(e)	-	SBI Share Capital
Schedule 3.02(1)(j)	-	Rights to Purchase Shares
Schedule 3.02(1)(m)	-	Required Consents
Schedule 3.02(1)(n)	-	Investment Interests of SBI
Schedule 3.02(2)(c)	-	SBI Financial Statements
Schedule 3.02(2)(e)	-	Transactions or Events Not in the Ordinary Course of Business
Schedule 3.02(2)(f)	-	Non-Arm’s Length Transactions
Schedule 3.02(3)(a)	-	Encumbrances
Schedule 3.02(3)(d)		Capital Expenditures
Schedule 3.02(4)(a)	-	SBI Material Contracts
Schedule 3.02(4)(c)	-	Defaults under SBI Material Contracts

Schedule 3.02(5)	-	SBI Intellectual Property (General)
Schedule 3.02(5)(a)(i)	-	SBI Owned Intellectual Property
Schedule 3.02(5)(a)(ii)	-	Intellectual Property Licensed by SBI
Schedule 3.02(5)(a)(iv)	-	SBI Licensed Intellectual Property
Schedule 3.02(5)(b)	-	SBI Royalty Payments
Schedule 3.02(5)(c)	-	SBI Intellectual Property Consents
Schedule 3.02(5)(e)	-	Intellectual Property Use
Schedule 3.02(6)(a)	-	Employment Contracts
Schedule 3.02(6)(b)	-	Employees
Schedule 3.02(6)(c)	-	Consultants
Schedule 3.02(8)(a)	-	Benefit Plans
Schedule 3.02(8)(b)	-	Compensation Policies
Schedule 3.02(8)(f)	-	Severance
Schedule 3.02(8)(k)	-	Unfunded Benefit Plans
Schedule 3.02(9)	-	Lands
Schedule 3.02(10)(b)	-	Environmental Permits
Schedule 3.02(10)(i)	-	Environmental Assessments
Schedule 3.02(10)(j)	-	Environmental Audits
Schedule 3.02(11)	-	Taxes
Schedule 3.02(12)(a)	-	Claims
Schedule 3.02(12)(d)	-	Permits
Schedule 3.02(12)(e)	-	Insurance Policies
Schedule 3.02(12)(h)	-	Brokers
Schedule 3.03(1)(a)	-	Constating Documents of Mascoma
Schedule 3.03(1)(g)	-	Mascoma Share Capital
Schedule 3.03(1)(i)	-	Rights to Purchase Mascoma Shares
Schedule 3.03(1)(j)	-	Mascoma Shareholders Agreement and Similar Agreements
Schedule 3.03(1)(n)	-	Investment Interests of Mascoma
Schedule 3.03(2)(c)	-	Mascoma Financial Statements
Schedule 3.03(2)(e)	-	Transactions or Events Not in the Ordinary Course of Business
Schedule 3.03(3)(a)	-	Encumbrances

Schedule 3.03(4)(a)	-	Mascoma Material Contracts
Schedule 3.03(4)(c)	-	Defaults under Mascoma Material Contracts
Schedule 3.03(5)	-	Mascoma Intellectual Property (General)
Schedule 3.03(5)(a)(i)	-	Mascoma Owned Intellectual Property
Schedule 3.03(5)(a)(ii)	-	Intellectual Property Licensed by Mascoma
Schedule 3.03(5)(a)(iv)	-	Mascoma Licensed Intellectual Property
Schedule 3.03(5)(b)	-	Mascoma Royalty Payments
Schedule 3.03(5)(c)	-	Mascoma Intellectual Property Consents
Schedule 3.03(7)(a)	-	Mascoma Benefit Plans
Schedule 3.03(10)(a)	-	Claims
Schedule 3.03(10)(e)	-	Rome Property Documents
Schedule 5.01(k)	-	Officer’s Certificate – Tax Matters

The information disclosed in any Schedule pertaining to representations and warranties will be disclosure only against the representation and warranty to which it expressly relates.

ARTICLE 2 - SALE AND PURCHASE

2.01	Shares to be Sold and Purchased

Upon and subject to the terms and conditions of this Agreement, on the date set forth in Section 7.02 each of the Vendors will sell, assign and transfer or cause to be sold, assigned and transferred to the Purchaser all SBI Shares owned by each of them, as applicable, free and clear of all Encumbrances and any other rights or claims of others and the Purchaser shall purchase such SBI Shares from each of the Vendors for the Consideration determined in accordance with Sections 2.02 and 2.03.

2.02	Consideration

The aggregate consideration payable to the Vendors for the SBI Shares owned by them will be 3,756,290 Mascoma Common Shares, 11,268,868 Mascoma Preferred Shares and 1,000,000 Mascoma Warrants (such securities being hereinafter referred to as the “Consideration”).

2.03	Payment of Consideration

(1)	Subject to Section 2.03(2), the Consideration will be payable as follows:

(a)	for each SBI Common Share purchased hereunder, by the delivery by Mascoma of 0.408292391 Mascoma Common Shares, 0.715311739Mascoma Preferred Shares and 0.108695652 Mascoma Warrants; and

(b)	for each SBI Preferred Share purchased hereunder, by the delivery by Mascoma of 3.125333333 Mascoma Preferred Shares.

(2)	Such number of Consideration Shares corresponding to:

(a)	375,629 of the Mascoma Common Shares and 1,126,887 Mascoma Preferred Shares issued to SunOpta pursuant to Section 2.03(1) (the “Indemnity Holdback Shares”) which will be held back by Mascoma on the Closing Date,

(b)	less any such Indemnity Holdback Shares forfeited in satisfaction of a Claim or Losses under Sections 6.02(5)(a)(ii), 6.02(5)(b) and 6.03(5),

will only be delivered to SunOpta in payment of that part of the Consideration payable to SunOpta on the dates and on the conditions set forth on Schedule 2.03(2).

2.04	Valuation of Consideration

(1)	Mascoma shall complete the 409A Valuation promptly following the Closing Date and deliver a copy thereof to the Vendors’ Representative at the latest on September 30, 2010. The 409A Valuation delivered by Mascoma shall be final and binding upon the parties hereto and shall not be subject to any objection, contestation or appeal by the Vendors’ Representative or any other Vendor, absent manifest error.

(2)	For the purposes of this Agreement, in particular any indemnification pursuant to Article 6 which is settled in shares:

(a)	each Mascoma Common Share shall have the value ascribed to it in the 409A Valuation; and

(b)	each Mascoma Preferred Share shall have a value of $3.75.

(3)	The Purchaser and the Vendors will act in a manner that is consistent with the valuation set out in this Section 2.04 for all purposes (including for accounting and Tax purposes), and will not take any position inconsistent with this valuation. If such valuation is disputed by any Taxing Authority or other Governmental Authority, the party receiving notice of such dispute will promptly notify the other party and the parties will use their best efforts to sustain the valuation. The Purchaser and the Vendors will share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.

2.05	Adjustments to Consideration

(1)

Within 60 days following the Closing Date, Mascoma will prepare and deliver to SunOpta a consolidated closing balance sheet of the SBI Group prepared as of the close of business on the Closing Date (the “Draft Closing Balance Sheet”). The Draft Closing Balance Sheet is to be prepared in accordance with U.S. generally accepted accounting principles, consistent with the SBI Audited Financial Statements.

(2)

Within 30 days following receipt of the Draft Closing Balance Sheet, SunOpta shall review the Draft Closing Balance Sheet and shall notify Mascoma in writing if it has any objections to the Draft Closing Balance Sheet. The notice of objection must contain a statement of the basis of each of the objections and each amount in dispute. Mascoma shall provide access, upon every reasonable request, to SunOpta and its auditors or other representatives to all relevant work papers of Mascoma, accounting books and records and the appropriate personnel and outside advisors to verify the accuracy, presentation and other matters relating to the preparation of the Draft Closing Balance Sheet. SunOpta shall be deemed to have accepted the Draft Closing Balance Sheet if SunOpta has not notified Mascoma of its objection within the said period of 30 days.

(3)

If SunOpta disputes the Draft Closing Balance Sheet, SunOpta and Mascoma will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of 30 days (or such longer period as they may agree) after the date of notification by SunOpta to Mascoma of such dispute, failing which the dispute shall be submitted for determination to an independent national firm of chartered accountants mutually agreed to by SunOpta and Mascoma (and, failing such agreement between SunOpta and Mascoma within a further period of 5 Business Days, such independent national firm of chartered accountants shall be Ernst & Young LLP, or if such firm is unable to act, KPMG LLP) (the “Independent Firm”). The determination of the Independent Firm shall be final and binding upon the parties and shall not be subject to appeal, absent manifest error. The Independent Firm shall be deemed to be acting as experts and not as arbitrators.

(4)

SunOpta and Mascoma, as applicable, shall each bear the fees and expenses of their respective advisors, auditors and representatives in preparing or reviewing, as the case may be, the Draft Closing Balance Sheet. In the case of a dispute and the retention of an Independent Firm to determine such dispute, the costs and expenses of such Independent Firm shall be borne equally by Mascoma and SunOpta. However, each party shall each bear its own costs in presenting its case to the Independent Firm.

(5)

Immediately following the 30 day period referred to in Section 2.05(2) or the resolution of any dispute in accordance with the foregoing, as the case may be, Mascoma will deliver to SunOpta the final consolidated closing balance sheet of the SBI Group prepared as of the close of business on the Closing Date (the “Closing Balance Sheet”). Such Closing Balance Sheet shall be final and binding upon the parties hereto for the purposes of the Cash Adjustment and the Working Capital Adjustment and shall not be subject to appeal, absent manifest error.

(6)

If the dollar amount of the Cash Equivalents is lower than $14,000,000, then SunOpta shall pay (the “Cash Adjustment”), dollar-for-dollar, the amount of the difference between $14,000,000 and the dollar amount of the Cash Equivalents.

(7)

If the Working Capital (as determined from the Closing Balance Sheet) is lower than the Target Working Capital by more than $100,000, then SunOpta shall pay (the “Working Capital Adjustment”), dollar-for-dollar, the amount of the difference between the Target Working Capital and the Working Capital set forth on the Closing Balance Sheet less any amount payable by SunOpta on account of the Cash Adjustment pursuant to Section 2.05(6) .

(8)

The amount of any Cash Adjustment and/or Working Capital Adjustment shall be paid by SunOpta to Mascoma, in cash by bank draft or certified cheque, within five (5) Business Days of the Closing Balance Sheet becoming final and binding.

(9)

All amounts payable by SunOpta to Mascoma pursuant to this Section 2.05 will be deemed to be a decrease to the Consideration.

(10)

The determination and adjustment of the Consideration in accordance with the provisions of this Section 2.05 shall not limit or affect any other rights or causes of action Mascoma or the Purchaser may have with respect to the representations, warranties, covenants and indemnities in their favour contained in this Agreement.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.01	Representations and Warranties regarding the Vendors

Each Vendor severally represents and warrants to Mascoma and the Purchaser as follows in this Section 3.01. For greater certainty, each Vendor is providing the representations and warranties in this Section 3.01 only with respect to itself and its SBI Shares and not with respect to any other Vendor or any other SBI Shares.

(1)	Establishment and Incorporation

(a)	if the Vendor is a corporation, the Vendor is a corporation duly incorporated, organized and subsisting under the laws of its jurisdiction of incorporation with the corporate power and capacity to own its assets and to carry on its business;

(b)	if the Vendor is a partnership or other unincorporated organization other than a trust, the Vendor is duly constituted under the laws which govern it with the power and capacity to own its assets and to carry on its business; and

(c)	if the Vendor is a trust, the Vendor has been created and exists as a trust under the laws which govern it. The trustees of such Vendor have been authorized to hold title to the property of the trust.

(2)	Power, Authority, Right

All necessary corporate or authorizing action has been taken by the Vendor to authorize the execution, delivery and performance of this Agreement and all transactions ancillary hereto. The Vendor has the power, authority, capacity and right to enter into and deliver this Agreement and any other agreement related hereto to which it is a party, to perform its obligations hereunder and thereunder and to transfer the legal and beneficial title and ownership of its SBI Shares to the Purchaser free and clear of all Encumbrances and any other rights of others. Each trustee has the power and authority to enter into, perform its obligations under and complete the transactions contemplated by this Agreement and any other agreement related hereto to which it is a party on behalf of the Vendor for which it is a trustee.

(3)	Vendor’s Shares

Except as set out in Schedule 3.01(3), the Vendor is the beneficial and registered owner of that number of SBI Shares as set out opposite its name on Schedule A. Except as set out in Schedule 3.01(3), all such SBI Shares are owned free and clear of all Encumbrances and any other rights of others (other than pursuant to this Agreement), and such Vendor does not directly or indirectly own any shares of capital stock or other securities of SBI, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of SBI.

(4)	No Agreements

(a)	There is no agreement, contract, option, understanding, commitment or any other right of another, binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of its SBI Shares other than pursuant to the provisions of this Agreement, except as would not prevent the Vendor from performing its obligations hereunder. The Vendor is not bound by any shareholders agreement, pooling agreement, voting trust or other similar agreement with respect to the ownership or voting of any of its SBI Shares, except as would not prevent the Vendor from performing its obligations hereunder.

(b)	Except as set out in Schedule 3.02(12)(h), neither the Vendor nor any of its officers, directors, employees, shareholders, partners or beneficiaries has employed any agent, broker or finder in connection with the transactions contemplated by this Agreement. No person or entity will have, as a result of any of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Vendor for any commission, fee or other compensation as a finder or broker because of any act or omission by the Vendor or any agent of the Vendor.

(5)	No Conflict, Violation, Consents

Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated in this Agreement by the Vendor will (i) result in the violation or breach, (ii) give rise to any material termination rights or material payment obligations under, or (iii) require the Vendor to obtain any consent, authorization or approval of any third party or Governmental Authority under any provision of:

(a)	any contract or other instrument to which the Vendor is a party or by which the Vendor is bound or to which any of its SBI Shares is subject;

(b)	in the case of a Vendor which is a corporation, its articles, by-laws or any other organizational documents of such corporation;

(c)	in the case of a Vendor which is a partnership or other unincorporated organization other than a trust, its partnership agreement or equivalent constating or organizational documents of such Vendor; or

(d)	in the case of a Vendor which is a trust, the declaration of trust or any other document settling or establishing the relevant trust;

(e)	any Applicable Law in respect of which the Vendor must comply,

in each case, except as would not prevent the Vendor from performing its obligations hereunder.

(6)	No Insolvency

The Vendor is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the bankruptcy laws of the United States or any other applicable jurisdiction nor has it made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor has had any petition for a receiving order presented in respect of it. The Vendor has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding-up, liquidation or dissolution. No receiver has been appointed in respect of the Vendor or any of its assets and no execution or distress has been levied upon any of its assets.

(7)	Legal Proceedings

There is no Claim pending or, to the knowledge of such Vendor, threatened, which affects the Vendor’s ability to transfer good and valid title to the Vendor’s SBI Shares to the Purchaser. There is no order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority outstanding affecting the Vendor’s ability to transfer good and valid title to the Vendor’s SBI Shares to the Purchaser.

(8)	Binding Obligation

This Agreement constitutes the valid and legally binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of a court.

(9)	Residency

Except as set forth on Schedule 3.01(9), each of the Vendors (other than Blackrock Investment Management (UK) Limited) is not a non-resident of Canada, or a partnership other than a Canadian Partnership, within the meaning of section 116 of the Tax Act. Blackrock Investment Management (UK) Limited) is a resident of the United Kingdom for the purposes of the tax laws of the United Kingdom.

(10)	Securities Laws Compliance

(a)	The Vendor is resident in the jurisdiction set out opposite its name on Schedule A and such residency was not obtained or used solely for the purpose of the transactions contemplated in this Agreement.

(b)	Except as set forth on Schedule 3.01(10)(b),

(i) The Vendor hereby confirms that the Consideration Shares and Mascoma Warrants to be acquired by the Vendor pursuant hereto are acquired for investment for the Vendor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Vendor has no present intention of selling, granting any participation in, or otherwise distributing the same.

(ii) By executing this Agreement, the Vendor represents that the Vendor does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third party, with respect to any of the Consideration Shares, the Mascoma Warrants or any Underlying Securities. The Vendor has not been formed for the specific purpose of acquiring the Consideration Shares or Mascoma Warrants.

(c)	The Vendor understands that the Consideration Shares, Mascoma Warrants and the Underlying Securities have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Vendor’s representations as expressed herein. The Vendor understands that the Consideration Shares, Mascoma Warrants and Underlying Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Vendor must hold the Consideration Shares, Mascoma Warrants and Underlying Securities indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Vendor acknowledges that Mascoma has no obligation to register or qualify the Consideration Shares, Mascoma Warrants or the Underlying Securities for resale except as set forth in the Rights Agreement. The Vendor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Consideration Shares, Mascoma Warrants and the Underlying Securities, and on requirements relating to Mascoma which are outside of the Vendor’s control, and which Mascoma is under no obligation and may not be able to satisfy.

(d)	The Vendor understands that no public market now exists for the Consideration Shares, the Mascoma Warrants or the Underlying Securities, and that Mascoma has made no assurances that a public market will ever exist for such securities. The decision of the Vendor to enter into this Agreement has not been made as a result of any verbal or written representation as to fact or otherwise (including that any person will resell or repurchase the Consideration Shares, Mascoma Warrants or the Underlying Securities other than in accordance with their terms, that the Consideration Shares, Mascoma Warrants or the Underlying Securities will be admitted and posted for trading on a stock exchange or that application has been made for such admission or as to the future price or value of such securities) made by or on behalf of Mascoma.

(e)	The Vendor understands that the Consideration Shares, Mascoma Warrants and the Underlying Securities, may bear one or all of the following legends:

	(i)	“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO MASCOMA THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

	(ii)	Any legend required by the securities laws of any jurisdiction to the extent such laws are applicable to the securities represented by the certificate so legended.

(f)	If the Vendor is resident in the United States, the Vendor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g)	Each Vendor acknowledges that:

	(i)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Consideration Shares, Mascoma Warrants or the Underlying Securities into which they may be converted;

	(ii)	there is no government or other insurance covering the Consideration Shares, Mascoma Warrants or the Underlying Securities;

	(iii)	there are risks associated with an investment in the Consideration Shares and Mascoma Warrants; and

	(iv)	there are restrictions on its ability to resell the Consideration Shares, Mascoma Warrants and the Underlying Securities and it is its responsibility to find out what those restrictions are and agrees not to resell such securities, except in accordance with the provisions of applicable securities legislation.

3.02	Representations and Warranties regarding SBI

SunOpta represents and warrants to Mascoma and the Purchaser as follows in this Section 3.02.

(1)	Corporate

(a)	SBI is a corporation duly incorporated, organized and subsisting under the laws of Canada with the corporate power and capacity to own its assets and to carry on its business as such business is currently conducted and has made all necessary filings under all applicable corporate, securities and tax laws or any other Applicable Laws. Attached as Schedule 3.02(1)(a) is a correct and complete copy of the articles of incorporation and by-laws of SBI as of the date of this Agreement.

(b)	Each member of the SBI Group other than SBI is a corporation duly incorporated, organized and subsisting under the laws of its jurisdiction of incorporation with the corporate power and capacity to own its assets and to carry on its business as such business is currently conducted and has made all necessary filings under all applicable corporate, securities and tax laws or any other Applicable Laws.

(c)	Each member of the SBI Group is duly registered, licensed or qualified as an extra- provincial or foreign corporation in each jurisdiction in which such registration is required in order to conduct its business, except where the failure to do so would not have a Material Adverse Effect on the SBI Group or its business.

(d)	The authorized capital of SBI consists of an unlimited number of SBI Common Shares, of which 9,200,000 have been validly issued and are outstanding as fully paid and non-assessable, and an unlimited number of SBI Preferred Shares, of which 1,500,000 have been validly issued and are outstanding as fully paid and non- assessable.

(e)	The rights, privileges, restrictions and conditions attached to the SBI Common Shares and SBI Preferred Shares are as set out in Schedule 3.02(1)(e).

(f)	All of the issued and outstanding SBI Common Shares and SBI Preferred Shares are registered in the name of, and to the knowledge of SBI and SunOpta, beneficially owned by, the Vendors as set out in Schedule A.

(g)	All necessary corporate action has been taken by SBI to authorize the execution, delivery and performance of this Agreement. SBI has the corporate power and capacity to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement.

(h)	This Agreement constitutes a valid and legally binding obligation of SBI, enforceable against SBI in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(i)	Each of the SBI Plans and all outstanding entitlements thereunder have been terminated and no liabilities of SBI remain outstanding thereunder.

(j)	Except as set forth on Schedule 3.02(1)(j) and other than pursuant to SBI’s articles of incorporation, there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon SBI:

	(i)	to allot or issue any of the unissued SBI Shares or to create any additional class of shares or issue any securities convertible or exchangeable, directly or indirectly, into any SBI Shares;

	(ii)	to sell, transfer, assign, pledge, mortgage or in any other way dispose of or encumber any of the assets of SBI other than pursuant to purchase orders accepted by SBI in the usual and ordinary course of business;

	(iii)	to purchase, redeem or otherwise acquire any SBI Shares or any interest therein or any securities convertible or exchangeable, directly or indirectly, into any SBI Shares or to pay any dividend or make any other distribution in respect thereof; or

	(iv)	pertaining to outstanding or authorized stock appreciation, phantom stock or similar rights with respect to SBI.

(k)	Other than the SBI Shareholders Agreement and the registration rights agreement dated June 7, 2007 among SBI and the holders of SBI Preferred Shares, SBI is not a party to any voting trust or agreement granting rights of first refusal, pre-emptive rights, registration rights or proxies relating to any of the SBI Shares and there are no voting trusts or agreements, shareholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, pre-emptive rights, tag alongs, drag alongs or proxies relating to any of the SBI Shares.

(l)	Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by SBI will result in the violation of:

	(i)	any of the provisions of the constating documents or by-laws of SBI;

	(ii)	any agreement or other instrument to which SBI is a party or by which SBI is bound; or

	(iii)	any Applicable Law in respect of which SBI must comply.

(m)	Other than those that have been obtained prior to the date hereof or are contemplated herein, the list of which is included in Schedule 3.02(1)(m), no consent, approval, authorization, order, registration or qualification of or with any court or Governmental Authority is required for the consummation by SBI of the transactions contemplated in this Agreement.

(n)	Schedule 3.02(1)(n) lists all entities, other than members of the SBI Group, in which SBI or any member of the SBI Group has an investment interest, including any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking.

(2)	Corporate and Financial Records

(a)	The corporate records and minute books of SBI contain complete and accurate minutes of all meetings and resolutions of the directors and shareholders of SBI since its date of incorporation. The share certificate ledgers, registers of shareholders, registers of transfers and registers of directors and officers of SBI are complete and accurate.

(b)	The books and records of SBI are true, correct and complete, and reflect all material transactions of the SBI Group.

(c)	The audited financial statements of SBI, consisting of consolidated statements of operations and comprehensive loss, balance sheets, statements of shareholders’ equity (deficiency) and statements of cash flows for each of the three years ended December 31, 2009, December 31, 2008 and December 31, 2007, together with the reports of Deloitte & Touche LLP and PricewaterhouseCoopers LLP (as applicable) thereon and the notes thereto (collectively, the “SBI Audited Financial Statements”), and the unaudited financial statements of SBI, consisting of condensed consolidated statements of operations and comprehensive loss, balance sheets, statements of shareholders’ equity (deficiency) and statements of cash flows for the 184-day period ended July 3, 2010 (the “SBI Interim Financial Statements” and, together with the SBI Audited Financial Statements, the “SBI Financial Statements”), copies of which are attached hereto as Schedule 3.02(2)(c):

	(i)	were prepared in accordance with the accounting and financial books and records of SBI as at the respective dates then ended;

	(ii)	are true, correct and complete and present fairly in all material respects the financial position of SBI as at the respective dates then ended, and the results of operations and cash flows of SBI for the periods covered thereby, all in accordance with U.S. generally accepted accounting principles consistently applied (except as may be noted therein) and, in the case of the SBI Interim Financial Statements, such statements may omit notes thereto and may be subject to customary year end adjustments consistent with past practice; and

	(iii)	have been prepared in accordance with U.S. generally accepted accounting principles consistently applied (except as may be noted therein).

(d)	SBI does not have any outstanding liabilities, contingent or otherwise, nor is it a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (contingent or otherwise) or indebtedness of any person, other than:

	(i)	those set out in the SBI Financial Statements; and

	(ii)	liabilities in respect of trade or business obligations incurred after July 3, 2010 in the ordinary course of business, consistent with past practice, none of which has been materially adverse to the nature, results of operations, assets or financial condition of, or manner of conducting, SBI or its business.

(e)	Except as set forth on Schedule 3.02(2)(e), since December 31, 2009, the SBI Group has operated its business in the ordinary course of business (except with respect to the transactions contemplated hereby) and no member of the SBI Group has:

	(i)	experienced any change in its financial condition or operations other than changes in the ordinary course of business, none of which individually or in the aggregate has had or would reasonably be anticipated to result in a Material Adverse Effect;

	(ii)	transferred, assigned, sold or otherwise disposed of any of the material assets shown or reflected in the SBI Financial Statements or cancelled any material debts or entitlements or released or relinquished any material contractual rights;

	(iii)	made any change in its accounting principles, policies, practices or methods;

	(iv)	cancelled or waived any debt, claim or other right except in the ordinary course of business;

	(v)	incurred or assumed any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except unsecured current liabilities incurred in the ordinary course of business;

	(vi)	mortgaged, pledged, granted a security interest in or otherwise created a lien on any of its property or assets, except in the ordinary course of business and in amounts which, individually and in the aggregate are not material to the financial condition of the SBI Group or the operation of its business;

	(vii)	entered into any contract or any other transaction with a term longer than six months or involving expenditures or potential liability by the SBI Group in excess of $50,000 that was not in the ordinary course of business, except with respect to the transactions contemplated hereby;

	(viii)	terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any SBI Material Contract or taken or failed to take any action that would entitle any party to a SBI Material Contract to terminate, modify, cancel or amend any SBI Material Contract;

	(ix)	made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the ordinary course of business or as set forth on Schedule 3.02(3)(d);

(x)	in the case of SBI, declared or paid any dividends or other distributions with respect to, or redeemed or acquired (directly or indirectly), any SBI Shares;

(xi)	suffered any material damage, destruction or loss (whether or not covered by insurance) adversely affecting its assets, properties or business; or

(xii)	authorized, agreed or otherwise become committed to do any of the foregoing.

(f)	No current or former director, officer, shareholder or employee of any of the Vendors or SBI or any person not dealing at arm’s length within the meaning of the Tax Act with any such person or with any of the Vendors or members of the SBI Group is indebted to any member of the SBI Group, except such indebtedness as is disclosed in Schedule 3.02(2)(f).

(g)	No member of the SBI Group is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the bankruptcy laws of the United States or any other applicable jurisdiction nor has any of them made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor has had any petition for a receiving order presented in respect of it. No member of the SBI Group has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding-up, liquidation or dissolution. No receiver has been appointed in respect of any member of the SBI Group or any of their respective assets and no execution or distress has been levied upon any of their respective assets.

(h)	No member of the SBI Group nor any of their respective directors, officers, agents or employees or any other person associated with or acting for or on behalf of any of them, has directly or indirectly:

(i) made any contribution, gift, bribe, rebate, payoff, illegal payment, influence payment, kick-back, or other similar payment to any entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or any other person, private or public, regardless of form, whether in money, property or services (A) to obtain favourable treatment in securing business, (B) to pay for favourable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the SBI Group, or (D) in violation of any Applicable Laws; or

(ii) established or maintained any fund or asset that has not been recorded in the books and records of SBI.

(i)	Each of the members of the SBI Group is, and has at all times been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended.

(3)	Condition of Assets

(a)	SBI or another member of the SBI Group is the owner, with good title, of all assets shown or reflected in the SBI Financial Statements (except for assets disposed of in the usual and ordinary course since the date of the SBI Financial Statements) or acquired by SBI or another member of the SBI Group since the date of the SBI Financial Statements including the Owned Intellectual Property, free and clear of all liens, charges, encumbrances and any other rights of others other than with respect to the Lands, those set out in Part I of Schedule 3.02(3)(a) and with respect to all other assets, those set out in Part II of Schedule 3.02(3)(a) or as otherwise disclosed herein. Such assets include all rights and property necessary to enable the SBI Group to continue to conduct its business in the same manner as conducted on the date hereof.

(b)	All machinery and equipment owned or used by the SBI Group have been properly maintained and are in good working order for the purposes of on-going operation, subject to ordinary wear and tear for machinery and equipment of comparable age.

(c)	There are no outstanding orders, notices or similar requirements relating to any member of the SBI Group issued by any Governmental Authority and there are no matters under discussion with any Governmental Authority relating to orders, notices or similar requirements.

(d)	Except as set forth on Schedule 3.02(3)(d), no single capital expenditure in excess of $50,000 or capital expenditures in the aggregate in excess of $200,000 have been made or authorized by SBI since the date of the SBI Audited Financial Statements.

(4)	Contracts and Commitments

(a)	Except for those agreements or commitments listed in Schedule 3.02(4)(a) (“SBI Material Contracts”), no member of the SBI Group is a party to or bound by any:

	(i)	agreement or commitment outside of the ordinary course of business;

	(ii)	guarantee, indemnification, surety or similar obligation;

	(iii)	agreement or commitment which extends for a period longer than 12 months or involving expenditures by the SBI Group in the aggregate in excess of $50,000;

	(iv)	management, consulting, agency or similar agreement or commitment to pay any management or consulting fee;

	(v)	agreement or commitment to grant rights to manufacture, produce, assemble, licence, distribute, market or sell its products to any other person or any agreement that affects the exclusive right of SBI to develop, manufacture, produce, assemble, licence, distribute, market or sell its products;

	(vi)	agreement, option or commitment to acquire or dispose of the securities of any corporation or other entity;

	(vii)	agreement, or right or privilege capable of becoming an agreement, for the purchase from any member of the SBI Group of its business or any of its assets, other than in the usual and ordinary course of business;

	(viii)	lease, agreement in the nature of lease, or agreement to lease whether as lessor or lessee, and whether in respect of real property or personal property, except for any lease or agreement in the nature of a lease relating to personal property where the aggregate annual payments under that lease or agreement and under any related service or maintenance or similar agreement do not exceed $50,000;

	(ix)	any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking;

	(x)	any non-competition, non-solicitation, exclusivity or right of first refusal obligations; or

	(xi)	any other contract material to the conduct of the business as currently conducted by the SBI Group.

(b)	Correct and complete copies of all of the SBI Material Contracts have been made available to Mascoma and the Purchaser.

(c)	Each SBI Material Contract is in full force and effect and constitutes a valid and binding obligation of each member of the SBI Group that is a party thereto and, to the knowledge of SBI and SunOpta, of all other parties thereto. Except as set out in Schedule 3.02(4)(c), each member of the SBI Group has in all material respects performed the obligations required to be performed by it and is not in default or alleged to be in default in any respect under any agreement or understanding to which it is a party where any such default or alleged default could be reasonably expected to have a Material Adverse Effect.

(5)	Intellectual Property

(a)	Except as set out in Schedule 3.02(5):

	(i)	all of the SBI Owned Intellectual Property that are patents, patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, internet domain names, and registrations and applications for all of the foregoing, copyright registrations and applications, licenses and permits, including any patent applications currently being prepared for filing but which have not yet been filed, is set out on Schedule 3.02(5)(a)(i). SBI holds the entire right, title and interest in and to all of the SBI Owned Intellectual Property, free and clear of all Encumbrances;

	(ii)	SBI has the exclusive and unfettered right to use the SBI Owned Intellectual Property except to the extent SBI has licensed others to use the SBI Owned Intellectual Property, which licenses are listed in Schedule 3.02(5)(a)(ii) . Schedule 3.02(5)(a)(ii) also sets forth whether each such license is exclusive or non-exclusive, and sets forth any field limitations or other restrictions on the scope of the exclusively or non-exclusively licensed rights;

(iii) the SBI Owned Intellectual Property has been duly issued or registered and applications for the issuance or registration of the same have been filed in all appropriate offices, and any such applications, issuances or registrations are in good standing except for actions which may have been issued but not yet reported. None of the SBI Owned Intellectual Property that has been issued, registered, or is the subject of an application filed with, as applicable, the Canadian Intellectual Property Office, the United States Patent and Trademark Office, or any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. None of the SBI Owned Intellectual Property has been or is now involved in any interference, reissue, re-examination, or opposition proceeding. To the knowledge of SBI and SunOpta, there is no patent or patent application of any third party that interferes with any of the SBI Owned Intellectual Property; and

(iv) to the knowledge of SBI and SunOpta, all of the SBI Licensed Intellectual Property that are patents, patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, internet domain names, and registrations and applications for all of the foregoing, copyright registrations and applications, licenses and permits is set out on Schedule 3.02(5)(a)(iv). To the knowledge of SBI and SunOpta, SBI has the exclusive right to use the SBI Licensed Intellectual Property except to the extent the rights are identified in Schedule 3.02(5)(a)(iv) as being non- exclusive. Schedule 3.02(5)(a)(iv) also sets forth any and all field limitations or other restrictions on the scope of the exclusively or non-exclusively licensed rights.

(b)	SBI is not a party to any contract or commitment to pay any royalty or other fee to use the SBI Licensed Intellectual Property except as set out in Schedule 3.02(5)(b).

(c)	No consents are required in order for the SBI Licensed Intellectual Property to be licensed or sub-licensed to a third party except as set out in Schedule 3.02(5)(c).

(d)	To the knowledge of SBI and SunOpta, the patents, patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans and internet domain names, and registrations and applications for all of the foregoing, all copyright registrations and applications, licenses and permits listed on Schedules 3.02(5)(a)(i) and 3.02(5)(a)(iv) is all such intellectual property used in the proper carrying on of the business of SBI as presently conducted or, as of the date hereof, as proposed to be conducted.

(e)	Except as set out in Schedule (e), to the knowledge of SBI and SunOpta, neither the use of the SBI Owned Intellectual Property nor the conduct of the business of the SBI Group as presently conducted or, as of the date hereof, as proposed to be conducted, including the use of any of the SBI Licensed Intellectual Property, infringes or otherwise violates the Intellectual Property rights of any other person; to the knowledge of SBI and SunOpta, no infringement, misuse or misappropriation of the SBI Owned Intellectual Property has occurred or is occurring; no member of the SBI Group is subject to any settlements, judgments, orders, or similar obligations of any kind that (i) restrict the SBI Group’s rights to use any of the SBI Owned Intellectual Property or any of the SBI Licensed Intellectual Property, (ii) restrict the SBI Group’s ability to conduct its business as currently conducted or, as of the date hereof, as proposed to be conducted or (iii) permit any third party to use any SBI Owned Intellectual Property; and no member of the SBI Group has failed to exercise any option under any agreement to acquire any license rights that are needed to conduct the business of the SBI Group as presently conducted or, as of the date hereof, as proposed to be conducted, where such option is expired.

(f)	To the knowledge of SBI and SunOpta, the SBI Owned Intellectual Property is valid and the rights of SBI in the SBI Owned Intellectual Property are enforceable and are owned by SBI.

(g)	SBI has taken all reasonable security measures to protect the secrecy, confidentiality, and value of all trade secrets owned by any member of the SBI Group, including, without limitation, requiring each employee, consultant, or any other person with access to such trade secrets to execute a binding confidentiality agreement, and to the knowledge of SBI and SunOpta, there has not been any breach by any party to such confidentiality agreements.

(h)	To the knowledge of SBI and SunOpta, (i) no employee of any member of the SBI Group is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree, order of any court or administrative agency, that would interfere with his or her duties to any member of the SBI Group or that would conflict with the SBI Group’s business as presently conducted or, as of the date hereof, as proposed to be conducted and (ii) it will not be necessary to utilize any Intellectual Property of any employee of any member of the SBI Group made prior to their employment by such member, except for Intellectual Property that will be assigned to SBI as of the Closing Date.

(6)	Employees

(a)	No member of the SBI Group has any written employment contract, consulting agreement or contract for services with any person whomsoever, except as disclosed in Schedule 3.02(6)(a) and the Vendors have provided Mascoma and the Purchaser with copies of all such contracts and agreements and any amendments thereto.

(b)	Schedule 3.02(6)(b) sets out:

	(i)	the position or title of each employee of the SBI Group;

	(ii)	their status (i.e., full time, part time, temporary, casual, seasonal, co-op student);

	(iii)	whether they are employed for an indeterminate term or a fixed term and, in the latter case, the duration and expiry date of the term;

	(iv)	their total annual remuneration, including a breakdown of (A) salary and (B) bonus or other incentive compensation, if any;

	(v)	other terms and conditions of their employment (other than Benefit Plans and Compensation Policies);

	(vi)	whether the employee is a member of a collective bargaining union or agency;

	(vii)	their age;

	(viii)	their total length of employment including any prior employment that would affect calculation of years of service for any purpose, including statutory entitlements, contractual entitlements (express or implied) benefit entitlement or pension entitlement; and

	(ix)	whether any employees are on any approved or statutory leave of absence, and, if so, the reason for such absence and the expected date of return.

(c)	Schedule 3.02(6)(c) sets out:

	(i)	the names of all consultants of the SBI Group;

	(ii)	whether the consultant is providing services pursuant to a written consulting contract;

	(iii)	the term of any contract under clause (ii) above;

	(iv)	notice, if any, required for the relevant member of the SBI Group to terminate the consulting relationship without cause;

	(v)	the date the consultant first commenced providing services to the SBI Group;

	(vi)	the fee payable to the consultant;

	(vii)	the annual fees paid to the consultant for the preceding calendar year; and

	(viii)	any currently outstanding commitment by the SBI Group to the consultant regarding the quantity of services to be rendered or fees to be paid and the amount of any accrued and unpaid fees.

(d)	No member of the SBI Group is bound by or a party to any collective bargaining agreement.

(e)	No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i) holds bargaining rights with respect to any employees of any member of the SBI Group by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii) has applied to be certified as the bargaining agent of any employees of any member of the SBI Group; or

(iii) has applied to have any member of the SBI Group declared a related employer or successor employer pursuant to applicable labour legislation.

(f)	There are no actual, pending or, to the knowledge of SBI and SunOpta, threatened organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, threatened or , to the knowledge of SBI and SunOpta, pending unfair labour practice complaints, strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns, arbitrations, grievances, complaints, charges or similar labour related disputes or proceedings pertaining to any member of the SBI Group, and there have not been any such activities or disputes or proceedings within the last year.

(g)	All vacation pay for employees of members of the SBI Group is properly reflected and accrued in the books and accounts of SBI.

(h)	Since the date of the SBI Audited Financial Statements, except in the ordinary course of business or as required by law and consistent with SBI’s past practices, there have been no increases or decreases in staffing levels of the SBI Group and there have been no changes in the terms and conditions of employment of any employees of members of the SBI Group, including their salaries, remuneration and any other payments to them, and there have been no changes in any remuneration payable or benefits provided to any officer, director, consultant, independent or dependent contractor or agent of any member of the SBI Group, and no member of the SBI Group has agreed or otherwise become committed to change any of the foregoing since that date.

(i)	Each member of the SBI Group is employing all its employees in compliance with all applicable Tax, health, labour and employment laws, rules, regulations, notices, and orders and has not received any notice alleging failure to comply in any respect with any such laws, rules, regulations, notices and orders.

(j)	SBI is in compliance with all provisions of any applicable workplace health and safety laws and regulations made pursuant thereto, including the Occupational Health and Safety Act (Ontario) or any similar legislation of any jurisdiction that is applicable to the employees of the SBI Group and there are no outstanding Claims, charges or orders thereunder.

(k)	Each member of the SBI Group is in compliance with applicable workers’ compensation laws and regulations made pursuant thereto, including the Workplace Safety and Insurance Act, 1997 (Ontario) or any similar legislation of any jurisdiction that is applicable to the employees of the SBI Group and there are no outstanding assessments, levies or penalties thereunder.

(l)	Each member of the SBI Group is in compliance with applicable employment equity laws, rules and regulations, including the Human Rights Code (Ontario), the Employment Equity Act (federal), the federal contractors program or any similar legislation of any jurisdiction that is applicable to the employees of the SBI Group and, to the extent required pursuant to such laws, rules and regulations, SBI has prepared and posted an employment equity plan for all employees of the SBI Group.

(m)	No material disputes or proceedings are pending or, to the knowledge of SBI and SunOpta, threatened against any member of the SBI Group in relation to the employment of any current or former employee or consultant of any member of the SBI Group.

(7)	Privacy Laws

(a)	The collection, use and retention of Personal Information by the SBI Group, the disclosure or transfer of the Personal Information by any member of the SBI Group to any third parties other than the Purchaser and Mascoma complies with all Privacy Laws and is consistent with SBI’s own Privacy Policies.

(b)	There are no restrictions on the SBI Group’s collection, use, disclosure and retention of the Personal Information except as provided by Privacy Laws and SBI’s own Privacy Policies.

(c)	There are no Claims ongoing, pending or, to the knowledge of SBI and SunOpta, threatened, with respect to the SBI Group’s collection, use, disclosure or retention of the Personal Information.

(d)	No decision, judgment or order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Privacy Laws, requiring any member of the SBI Group to take (or to refrain from taking) any action with respect to the Personal Information.

(8)	Benefit Plans

(a)	Schedule 3.02(8)(a) contains a list of every benefit plan, program, agreement or arrangement (whether written or unwritten) maintained, contributed to, or provided by a member of the SBI Group for the benefit of any of the employees, former employees or dependent or independent contractors of the SBI Group or their respective dependants or beneficiaries (the “Benefit Plans”) including all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, change in control, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which a member of the SBI Group is obliged to contribute or comply including the Canada Pension Plan, or plans administered pursuant to applicable federal or provincial health, worker’s compensation or employment insurance legislation.

(b)	Schedule 3.02(8)(b) contains a list of all compensation policies and practices of the SBI Group (“Compensation Policies”) applicable to employees and dependent and independent contractors of the SBI Group.

(c)	SBI has delivered to the Purchaser true, complete and up-to-date copies of all Benefit Plans and Compensation Policies and all amendments thereto together with all summary descriptions of the Benefit Plans and Compensation Policies provided to past or present participants therein, the statement of investment policies for each plan, all funding agreements and service provider contracts or other contracts in respect of the Benefit Plans in respect of which a member of the SBI Group may have liability (including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements) and, if applicable, the two most recent actuarial reports, the financial statements and evidence of any registration in respect thereof.

(d)	No fact, condition or circumstance exists that would affect the information contained in the documents provided pursuant to Sections 3.02(8)(a) and 3.02(8)(b) and, in particular, no promises or commitments have been made by SBI to amend any Benefit Plan or Compensation Policy.

(e)	All of the Benefit Plans are duly registered where required by Applicable Law (including registration with the relevant Taxation Authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and have always been administered in compliance with their terms and all Applicable Law.

(f)	Except as set forth in Schedule 3.02(8)(f), neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other the transactions contemplated by this Agreement, either alone or in combination with any other event, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any member of the SBI Group (whether or not under any Benefit Plan), materially increase the benefits payable or provided under any Benefit Plan, result in any acceleration of the time of payment or vesting of any such benefit, increase or accelerate employer contributions thereunder or result in any payment being made that is non-deductible by reason of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

(g)	All contracts in respect of the Benefit Plans are valid and the applicable member of the SBI Group can enforce such contracts or cause such contracts to be enforced.

(h)	All employer and employee obligations in respect of the Benefit Plans, including payments, contributions and premiums required under Applicable Law and their terms have been satisfied and there are no outstanding defaults or violations in respect thereof and, in particular:

(i) all employer and employee contribution holidays have been permitted by the terms of the Benefit Plans and have been in accordance with Applicable Law; and

(ii) except as permitted by the Benefit Plans, their applicable funding agreements and Applicable Law, there has been no withdrawal of assets or any other amounts from any of the Benefit Plans other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Benefit Plans.

(i)	There are no Claims ongoing, pending or, to the knowledge of SBI and SunOpta, threatened with respect to the Benefit Plans against any member of the SBI Group, the funding agent, the insurers or the fund of such Benefit Plans, other than Claims for benefits in the ordinary course.

(j)	No order has been made or notice given pursuant to any Applicable Law requiring (or proposing to require) any member of the SBI Group to take (or refrain from taking) any action in respect of any Benefit Plan, and no event has occurred and no condition or circumstance exists that has resulted or, could reasonably result in any Benefit Plan (i) being ordered or required to be terminated or wound-up in whole or in part, (ii) having its registration under any Applicable Law refused or revoked, (iii) being placed under the administration of any trustee or any regulatory authority or (iv) being required to pay any material Taxes or penalties under any Applicable Law.

(k)	Except as disclosed in Schedule 3.02(8)(k), all of the Benefit Plans are fully funded in accordance with their terms and all Applicable Laws.

(l)	None of the Benefit Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any self-insured Benefit Plan is reasonable and sufficient to provide for all unreported Claims and incurred Losses.

(m)	No employee or independent contractor of the SBI Group provides services to SBI Group within the United States or otherwise receives compensation or other remuneration from the SBI Group or any of its Affiliates that is or could be subject to taxation under the laws of the United States, including ERISA or the Code, and no member of the SBI Group has ever sponsored, maintained or contributed to any Benefit Plan or Compensation Policy that was subject to the laws of the United States, including ERISA or the Code.

(9)	Realty

(a)	Schedule 3.02(9) lists all Lands used or occupied by the SBI Group in the conduct of its business. No member of the SBI Group owns any Lands.

(b)	The operations of the SBI Group from the Lands, as currently conducted or, as of the date hereof, as proposed to be conducted are not subject to any restriction or limitation and are not in contravention of any Applicable Law.

(c)	No member of the SBI Group has received notice of any assessment or any capital charges or levies assessed or proposed to be assessed against any of its assets by a Governmental Authority or that any Governmental Authority intends to require any such member to pay for any future roads, utilities or services relating to the Lands.

(d)	All improvements (including all plant, buildings, structures, erections, appurtenances and fixtures) situate on or forming part of the Lands were completed in a good and competent manner and in accordance with the requirements of all applicable Governmental Authorities and all such improvements are free of material defect.

(e)	The Lands are serviced by all private and public utility services that are necessary for the operations of the SBI Group on the Lands, as currently conducted or, as of the date hereof, as proposed to be conducted.

(10)	Environmental

(a)	The business of the SBI Group, as carried on by its members and their respective predecessors in title, and their respective assets are in compliance in all material respects with all Environmental Laws and, to the knowledge of SBI and SunOpta, there are no facts that could give rise to a notice of non-compliance with any Environmental Law.

(b)	Each member of the SBI Group has obtained all of the environmental Permits that are required to carry on the business of the SBI Group as currently conducted in the ordinary course or, as of the date hereof, as proposed to be conducted, all such environmental Permits are in full force and effect, and Schedule 3.02(10)(b) contains a complete list of all such environmental Permits.

(c)	No member of the SBI Group nor, to the knowledge of SBI and SunOpta, any of their respective predecessors in title has used any of the facilities or Lands of the SBI Group, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, produce or process Hazardous Substances except in compliance in all material respects with all Environmental Laws. None of the Lands has been used for or been designated as a waste disposal site.

(d)	To the knowledge of SBI and SunOpta, there are no pending changes to Environmental Laws that would render illegal, or materially restrict, the operation of the business of the SBI Group as currently conducted or, as of the date hereof, as proposed to be conducted.

(e)	No member of the SBI Group has been convicted of an offence or been subjected to any judgment, injunction or other proceeding or been fined or otherwise sentenced for non-compliance with any Environmental Laws, and it has not settled any prosecution or other proceeding short of conviction in connection therewith.

(f)	No member of the SBI Group nor, to the knowledge of SBI and SunOpta, any of their respective predecessors in title has caused or permitted the Release of any Hazardous Substance at, on or under the Lands, or the Release of any Hazardous Substance off-site of the Lands, except in compliance in all material respects with Environmental Laws.

(g)	There are no conditions that directly or indirectly relate to environmental matters or to the condition of the soil or the groundwater that would adversely affect the SBI Group in a material manner (whether at, on or below the Lands or any adjoining properties).

(h)	No member of the SBI Group nor, to the knowledge of SBI and SunOpta, any of their respective predecessors in title has received written notice and no member of the SBI Group has knowledge of any facts that could give rise to any notice, that members of the SBI Group or their respective predecessors in title are potentially responsible for any remedial action under any Environmental Law.

(i)	SunOpta and SBI have provided the Purchaser with copies of all analyses and monitoring data for soil, groundwater and surface water and all reports pertaining to any environmental assessments or audits relating to the SBI Group that were obtained by, or are in the possession or control of, the SBI Group and they are disclosed in Schedule 3.02(10)(i).

(j)	Each member of the SBI Group and to the knowledge of SBI and SunOpta, their respective predecessors in title have maintained all environmental and operating documents and records in the manner and for the time periods required by Environmental Laws and, except as disclosed in Schedule 3.02(10)(j), have never conducted an environmental audit of the Lands. For the purposes of this provision, an environmental audit includes any evaluation, assessment or study performed at the request of or on behalf of a Governmental Authority.

(k)	No member of the SBI Group nor, to the knowledge of SBI and SunOpta, any of their respective predecessors in title have breached any obligation to report to any person imposed by any Environmental Law.

(11)	Taxes

Except as set out in Schedule 3.02(11):

(a)	Each member of the SBI Group has filed all Tax Returns, including any elections and designations required by or referred to in any such Tax Return, which were required to be filed by it with any Taxation Authority prior to the date hereof. All Tax Returns filed by each member of the SBI Group are accurate and complete in all respects;

(b)	Each member of the SBI Group has withheld any Taxes that are required by Applicable Law to be withheld and has timely paid or remitted, on a timely basis, the full amount of any Taxes that have been or will be withheld, to the applicable Taxation Authority;

(c)	Each member of the SBI Group has paid all Taxes, including any amount due on or before the Closing Date, including instalments or prepayments of Taxes, which are required to have been paid to any Taxation Authority pursuant to Applicable Law, and no deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against it by any Taxation Authority. No member of the SBI Group has incurred any liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any liability, whether actual or contingent, for Taxes or realized any income or gain for Tax purposes otherwise than in the usual and ordinary course of its business. Other than Taxes provided for in the Closing Balance Sheet and incurred in the usual and ordinary course of business, no member of the SBI Group has any liability or obligation in respect of any Taxes for any Taxable periods ending on or before the Closing Date, and where no Taxable period ends or is deemed to end on or immediately prior to the Closing Date, no liability or obligation for Taxes in respect of any time or event prior to the Closing Date. There are no liens, charges, encumbrances or any rights of others on any of the assets of the SBI Group that arose in connection with any failure (or alleged failure) to pay any Tax when due;

(d)	The income Tax liability of each member of the SBI Group has been assessed by the relevant Taxation Authority in respect of the Taxation years ending before the date hereof;

(e)	No member of the SBI Group has any outstanding assessments for Taxes, and neither SBI nor SunOpta has knowledge of any threatened or potential assessment or other proceedings, negotiations or investigations in respect of Taxes, against any member of the SBI Group;

(f)	No member of the SBI Group is a party to any agreement, waiver or arrangement with any Taxation Authority that relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any assessment;

(g)	SBI has not made any elections in respect of income Taxes pursuant to Applicable Law;

(h)	No facts, circumstances or events exist or have existed that have resulted in or may result in the application of any of sections 79 to 80.04 of the Tax Act to any member of the SBI Group;

(i)	No member of the SBI Group is subject to liability for Taxes of any other person. No member of the SBI Group has acquired property from any person in circumstances where any member of the SBI Group did or could become liable for any Taxes of such person. The value of the consideration paid or received by any member of the SBI Group for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a person with whom such member was not dealing at arm’s length within the meaning of the Tax Act was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided. No member of the SBI Group has entered into any agreement with, or provided any undertaking to, any person pursuant to which it has assumed liability for the payment of income Taxes owing by such person;

(j)	SBI has never been required to file any Tax Return with, and has never been liable to pay any Taxes to, any Taxation Authority outside Canada. No Claim has ever been made by a Taxation Authority in a jurisdiction where SBI does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction;

(k)	SBI is duly registered with the CRA under the Excise Tax Act (Canada) for purposes of the goods and services tax (“GST”) and harmonized sales tax (“HST”). All input tax credits claimed by any such company for GST purposes were calculated in accordance with Applicable Law. SBI has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST, HST and provincial sales tax legislation;

(l)	SBI has not claimed any reserves for purposes of the Tax Act (or analogous provincial or similar provisions) for the most recent Taxation year ending prior to the date hereof;

(m)	SBI has not made any payment, nor is obligated to make any payment, and is not a party to any agreement under which it could be obligated to make any payment, that may not be deductible by virtue of section 67 or 78 of the Tax Act or any analogous provincial or similar provision; and

(n)	Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by SBI with respect to all material transactions between SBI and any non-resident person with whom SBI was not dealing at arm’s length within the meaning of the Tax Act, during a Taxation year commencing after 1998 and ending on or before the Closing Date.

(o)	The SBI Shares are not “taxable Canadian property” within the meaning of the Tax Act, nor “taxable Quebec property” within the meaning of the Taxation Act of Quebec.

(12)	General

(a)	There are no Claims (whether or not purportedly on behalf of any member of the SBI
Group):

(i) pending or, to the knowledge of SBI and SunOpta, threatened against or adversely affecting any member of the SBI Group, or which could have a Material Adverse Effect on the SBI Group or any of its assets, or

(ii) before or by any Governmental Authority,

except such Claims as are disclosed in Schedule 3.02(12)(a).

(b)	SBI maintains records that provide true, complete and accurate information relating to any adverse incidents, within SBI’s knowledge, which resulted (or could have reasonably resulted) in property damages or personal injury caused (or which could allegedly be caused) by the use, by the SBI Group or any third party, of the SBI Group’s products or technology and such records have been disclosed to Mascoma and the Purchaser. No member of the SBI Group has received any notice from any Governmental Authority requiring the termination or suspension of the use or distribution of any of its products or technology.

(c)	The SBI Group is conducting its business in compliance with all Applicable Laws of Canada, the Province of Ontario and all municipalities thereof in which its business is carried on, is not in breach of any such Applicable Laws and is duly licensed, registered or qualified in the Province of Ontario and all municipalities thereof in which the SBI Group carries on its business to enable it to be carried on as now conducted and its assets to be owned, leased and operated.

(d)	Attached as Schedule 3.02(12)(d) is a true and complete list of all Permits necessary or required to enable the business of the SBI Group to be carried on as now conducted and its assets to be owned, leased and operated. All such Permits are valid and subsisting and in good standing and none of them contains any term, provision, condition or limitation that has or may have a Material Adverse Effect on the SBI Group or which may be affected by the completion of the transactions contemplated hereby.

(e)	Attached as Schedule 3.02(12)(e) is a true and complete list of all insurance policies maintained by the SBI Group that also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and any pending Claims thereunder. No other insurance is necessary to the conduct of the SBI Group’s business. All such insurance policies are currently in force and all premiums thereunder have been paid.

(f)	Assuming that the Closing Date is the date of this Agreement, the aggregate value of all assets in Canada of the SBI Group or the annual gross revenues from sales in and from Canada generated from all such assets do not exceed, in either case, CDN$70 million as determined pursuant to subsection 110(3) of the Competition Act.

(g)	The value of the assets of SBI, calculated in the manner prescribed by the Investment Canada Act, is less than CDN$299 million.

(h)	Except as set out in Schedule 3.02(12)(h), (i) no member of the SBI Group nor any of its officers, directors, employees, shareholders, partners or beneficiaries has employed any agent, broker or finder in connection with the transactions contemplated by this Agreement and (ii) no person or entity will have, as a result of any of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon any member of the SBI Group for any commission, fee or other compensation as a finder or broker because of any act or omission by any member of the SBI Group or any agent of any such member.

3.03	Representations and Warranties regarding Mascoma and the Purchaser

Mascoma and the Purchaser jointly and severally represent and warrant to the Vendors as follows in this Section 3.03.

(1)	Corporate

(a)	Each member of the Mascoma Group and the Purchaser is duly incorporated, organized and subsisting under the laws of its respective jurisdiction of incorporation with the corporate power and capacity to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and tax laws or any other Applicable Laws. Attached as Schedule 3.03(1)(a) is a correct and complete copy of the articles of incorporation and by-laws or other constating documents of each member of the Mascoma Group and the Purchaser as of the date of this Agreement.

(b)	Each member of the Mascoma Group and the Purchaser is duly registered, licensed or qualified as an extra-provincial or foreign corporation in each jurisdiction in which such registration is required in order to conduct its business, except where the failure to do so would not have a Material Adverse Effect on the Mascoma Group, the Purchaser or their respective business.

(c)	Each of Mascoma and the Purchaser has the corporate power and capacity to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement.

(d)	All necessary corporate action has been taken by:

(i) Mascoma to authorize (i) the execution, delivery and performance of this Agreement and all transaction ancillary hereto, (ii) the issuance and delivery of the Mascoma Common Shares, Mascoma Preferred Shares and Mascoma Warrants in accordance with the provisions of this Agreement and (iii) the issuance and delivery of the Mascoma Common Shares issuable upon the exercise of the Mascoma Warrants; and

(ii) the Purchaser to authorize the execution, delivery and performance of this Agreement.

(e)	The authorized capital of the Purchaser consists of an unlimited number of common shares, of which one share is issued and outstanding as fully paid and non-assessable on the date of this Agreement. All of the issued and outstanding securities of the Purchaser are beneficially owned and registered in the name of Mascoma.

(f)	Immediately following the consummation of the transactions contemplated by this Agreement, the authorized capital of Mascoma shall consist of (i) 75,000,000 shares of common stock, par value $0.001 per share, of which 7,723,368 shares are issued and outstanding as fully paid and non-assessable and (ii) 47,221,967 shares of preferred stock, par value $0.001 per share, of which (A) 5,000,000 shares are designated as Series A Preferred Stock, all of which are issued and outstanding as fully paid and non-assessable, (B) 5,162,500 shares are designated as Series A1 Preferred Stock, 5,000,000 of which are issued and outstanding as fully paid and non-assessable, (C) 11,498,128 shares are designated as Series B Preferred Stock, 11,235,955 of which are issued and outstanding as fully paid and non-assessable, (D) 10,238,355 shares are designated as Series C Preferred Stock, 9,777,418 of which are issued and outstanding as fully paid and non-assessable and (E) 15,322,984 shares are designated as Series D Preferred Stock, 13,965,176 of which are issued and outstanding as fully paid and non-assessable.

(g)	The rights, privileges, restrictions and conditions attached to the Mascoma Common Shares and Mascoma Preferred Shares are as set out in Schedule 3.03(1)(g).

(h)	Upon issuance to the Vendors in accordance with the terms of this Agreement, the Consideration Shares will be issued as fully paid and non-assessable shares in the capital of Mascoma and, upon issuance of the Mascoma Common Shares issuable upon the exercise of the Mascoma Warrants in accordance with the terms of the Mascoma Warrants, such Mascoma Common Shares will be issued as fully paid and non-assessable shares in the capital of Mascoma.

(i)	Except as described in Schedule 3.03(1)(i), there is no agreement, contract, option, understanding, commitment or any other right of another, binding upon or which at any time in the future may become binding upon Mascoma to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of its shares in the Purchaser or issue any shares in the Purchaser or in Mascoma. Mascoma is not bound by any shareholders agreement, pooling agreement, voting trust or other similar agreement with respect to the ownership or voting of any of its outstanding shares or any of its shares in the Purchaser in each case.

(j)	Other than the Mascoma Shareholders Agreement and as described in Schedule 3.03(1)(j), Mascoma is not a party to any voting trust or agreement granting rights of first refusal, pre-emptive rights, registration rights or proxies relating to any of the Mascoma Common Shares or Mascoma Preferred Shares and there are no voting trusts or agreements, shareholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, pre-emptive rights, tag alongs, drag alongs or proxies relating to any of the Mascoma Common Shares or Mascoma Preferred Shares.

(k)	This Agreement constitutes a valid and legally binding obligation of Mascoma and the Purchaser, enforceable against each of them in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(l)	Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Mascoma and the Purchaser will result in the violation of:

(i) any of the provisions of the constating documents or by-laws of Mascoma or the Purchaser;

(ii) any agreement or other instrument to which Mascoma or the Purchaser is a party or by which either of them is bound; or

(iii) any Applicable Law in respect of which Mascoma or the Purchaser must comply.

(m)	Other than those that have been obtained prior to the date hereof or are contemplated herein, no consent, approval, authorization, order, registration or qualification of or with any court or Governmental Authority is required for the issue, sale and delivery of the Consideration Shares and Mascoma Warrants (and Mascoma Common Shares issuable upon the exercise of the Mascoma Warrants) or the consummation by Mascoma and the Purchaser of the transactions contemplated in this Agreement.

(n)	Schedule 3.03(1)(n) lists all entities, other than the Purchaser, in which Mascoma has an investment interest, including any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking.

(2)	Corporate and Financial Records

(a)	The corporate records and minute books of Mascoma contain complete and accurate minutes of all meetings and resolutions of the directors and shareholders of Mascoma since its date of incorporation. The share certificate ledgers, registers of shareholders, registers of transfers and registers of directors and officers of Mascoma are complete and accurate.

(b)	The books and records of Mascoma are true, correct and complete, and reflect all material transactions of Mascoma.

(c)	The financial statements of Mascoma, consisting of the unaudited consolidated balance sheets, statements of operations, statements of redeemable common stock, redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows for each of the two years ended December 31, 2009 and December 31, 2008, together with the notes thereto (collectively, the “Mascoma Annual Financial Statements”), and the unaudited financial statements of Mascoma for the six-month period ended June 30, 2010 (the “Mascoma Interim Financial Statements” and, together with the Mascoma Annual Financial Statements, the “Mascoma Financial Statements”), copy of which is attached hereto as Schedule 3.02(2)(c):

(i)	were prepared in accordance with the accounting and financial books and records of Mascoma as at the respective dates then ended;

(ii)	are true, correct and complete and present fairly in all material respects the financial position of Mascoma as at the respective dates then ended, and the results of operations and cash flows of Mascoma for the periods covered thereby, all in accordance with U.S. generally accepted accounting principles consistently applied (except as may be noted therein); and

(iii)	have been prepared in accordance with U.S. generally accepted accounting principles consistently applied (except as may be noted therein).

The audited consolidated balance sheets, statements of operations, statements of redeemable common stock, redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows for each of the two years ended December 31, 2009 and December 31, 2008, together with the reports of Deloitte & Touche LLP, chartered accountants, thereon and the notes thereto, when issued, shall not be materially adverse in the aggregate than the Mascoma Annual Financial Statements attached hereto.

(d)	Mascoma does not have any outstanding liabilities, contingent or otherwise, nor is it a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (contingent or otherwise) or indebtedness of any person, other than:

(i)	those set out in the Mascoma Financial Statements; and

(ii)	liabilities in respect of trade or business obligations incurred after June 30, 2010 in the ordinary course of business, consistent with past practice, none of which has been materially adverse to the nature, results of operations, assets or financial condition of, or manner of conducting, Mascoma or its business.

(e)	Except as set forth on Schedule 3.03(2)(e), since December 31, 2009, the Mascoma Group has operated its business in the ordinary course of business (except with respect to the transactions contemplated hereby) and no member of the Mascoma Group has:

(i)	experienced any change in its financial condition or operations other than changes in the ordinary course of business, none of which individually or in the aggregate has had or would reasonably be anticipated to result in a Material Adverse Effect;

(ii)	transferred, assigned, sold or otherwise disposed of any of the material assets shown or reflected in the Mascoma Financial Statements or cancelled any material debts or entitlements or released or relinquished any material contractual rights;

(iii)	made any change in its accounting principles, policies, practices or methods;

(iv)	cancelled or waived any debt, claim or other right except in the ordinary course of business;

(v)	incurred or assumed any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except unsecured current liabilities incurred in the ordinary course of business;

(vi)	mortgaged, pledged, granted a security interest in or otherwise created a lien on any of its property or assets, except in the ordinary course of business and in amounts which, individually and in the aggregate are not material to the financial condition of the Mascoma Group or the operation of its business;

(vii)	entered into any contract or any other transaction with a term longer than six months or involving expenditures or potential liability by the Mascoma Group in excess of $25,000 that was not in the ordinary course of business, except with respect to the transactions contemplated hereby;

(viii)	terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any Mascoma Material Contract or taken or failed to take any action that would entitle any party to a Mascoma Material Contract to terminate, modify, cancel or amend any Mascoma Material Contract;

(ix)	made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the ordinary course of business;

(x)	in the case of Mascoma, declared or paid any dividends or other distributions with respect to, or redeemed or acquired (directly or indirectly), any securities in its capital;

(xi)	suffered any material damage, destruction or loss (whether or not covered by insurance) adversely affecting its assets, properties or business; or

(xii)	authorized, agreed or otherwise become committed to do any of the foregoing.

(f)	No member of the Mascoma Group nor the Purchaser is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the bankruptcy laws of the United States or any other applicable jurisdiction nor have any of them made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor has had any petition for a receiving order presented in respect of it. No member of the Mascoma Group nor the Purchaser has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding-up, liquidation or dissolution. No receiver has been appointed in respect of any member of the Mascoma or the Purchaser or any of their respective assets and no execution or distress has been levied upon any of its assets.

(g)	No member of the Mascoma Group nor any of their respective directors, officers, agents or employees or any other person associated with or acting for or on behalf of it, has directly or indirectly:

(i) made any contribution, gift, bribe, rebate, payoff, influence payment, kick- back, or other similar payment to any person, private or public, regardless of form, whether in money, property or services (A) to obtain favourable treatment in securing business, (B) to pay for favourable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Mascoma Group or (D) in violation of any Applicable Laws; or

(ii) established or maintained any fund or asset that has not been recorded in the books and records of Mascoma.

(3)	Condition of Assets

(a)	Mascoma or one of its Subsidiaries is the owner, with a good and marketable title to its real property and good title to all other assets, of all assets shown or reflected in the Mascoma Financial Statements (except for assets disposed of in the usual and ordinary course since the date of the Financial Statements) or acquired by Mascoma or its Subsidiaries since the date of the Mascoma Financial Statements, free and clear of all liens, charges, encumbrances and any other rights of others other than those set out in Schedule 3.03(3)(a). Such assets include all rights and property necessary to enable the Mascoma Group to continue to conduct its business in the same manner as conducted on the date hereof.

(b)	There are no outstanding orders, notices or similar requirements relating to any member of the Mascoma Group issued by any Governmental Authority and there are no matters under discussion with any Governmental Authority relating to orders, notices or similar requirements.

(4)	Contracts and Commitments

(a)	Except for those agreements or commitments listed in Schedule 3.03(4)(a) (“Mascoma Material Contracts”), no member of the Mascoma Group is a party to or bound by any:

(i)	agreement or commitment outside of the ordinary course of business;

(ii)	guarantee, indemnification, surety or similar obligation;

(iii)	agreement or commitment which extends for a period longer than 12 months or involving expenditures by the Mascoma Group in the aggregate in excess of $50,000;

(iv)	management, consulting, agency or similar agreement or commitment to pay any management or consulting fee;

(v)	agreement or commitment to grant rights to manufacture, produce, assemble, licence, distribute, market or sell its products to any other person or any agreement that affects the exclusive right of Mascoma to develop, manufacture, produce, assemble, licence, distribute, market or sell its products;

(vi)	agreement, option or commitment to acquire or dispose of the securities of any corporation or other entity;

(vii)	agreement, or right or privilege capable of becoming an agreement, for the purchase from the Mascoma Group of its business or any of its assets, other than in the usual and ordinary course of business;

(viii)	lease, agreement in the nature of lease, or agreement to lease whether as lessor or lessee, and whether in respect of real property or personal property, except for any lease or agreement in the nature of a lease relating to personal property where the aggregate annual payments under that lease or agreement and under any related service or maintenance or similar agreement do not exceed $50,000;

(ix)	any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking;

(x)	any non-competition, non-solicitation, exclusivity or right of first refusal obligations; or

(xi)	any other contract material to the conduct of the business as currently conducted by the Mascoma Group.

(b)	Correct and complete copies of all of the Mascoma Material Contracts have been made available to the Vendors.

(c)	Each Mascoma Material Contract is in full force and effect and constitutes a valid and binding obligation of Mascoma or its Subsidiaries and, to the knowledge of Mascoma, of all other parties thereto. Except as set out in Schedule 3.03(4)(c), Mascoma or its Subsidiaries have in all material respects performed the obligations required to be performed by it and is not in default or alleged to be in default in any respect under any agreement or understanding to which it is a party where any such default or alleged default could be reasonably expected to have a Material Adverse Effect.

(5)	Intellectual Property

(a)	Except as set out in Schedule 3.03(5):

	(i)	all of the Mascoma Owned Intellectual Property that are patents, patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, internet domain names, and registrations and applications for all of the foregoing, copyright registrations and applications, licenses and permits (including any patent applications currently being prepared for filing, but which have not yet been filed) is set out on Schedule 3.03(5)(a)(i). Mascoma holds the entire right, title and interest in and to all of the Mascoma Owned Intellectual Property, free and clear of all Encumbrances;

	(ii)	Mascoma has the exclusive and unfettered right to use the Mascoma Owned Intellectual Property except to the extent Mascoma has licensed others to use the Mascoma Owned Intellectual Property, which licenses are listed in Schedule 3.03(5)(a)(ii). Schedule 3.03(5)(a)(ii) also sets forth whether each such license is exclusive or non-exclusive, and sets forth any field limitations or other restrictions on the scope of the exclusively or non-exclusively licensed rights;

	(iii)	the Mascoma Owned Intellectual Property has been duly issued or registered and applications for the issuance or registration of the same have been filed in all appropriate offices, and any such applications, issuances or registrations are in good standing except for actions which may have been issued but not yet reported. None of the Mascoma Owned Intellectual Property has been or is now involved in any interference, reissue, re- examination, or opposition proceeding. To Mascoma’s knowledge, there is no patent or patent application of any third party that interferes with any of the Mascoma Owned Intellectual Property;

	(iv)	to Mascoma’s knowledge, all of the Mascoma Licensed Intellectual Property that are patents, patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, internet domain names, and registrations and applications for all of the foregoing, copyright registrations and applications, licenses and permits is set out on Schedule 3.03(5)(a)(iv). To Mascoma’s knowledge, Mascoma has the exclusive right to use the Mascoma Licensed Intellectual Property except to the extent the rights are identified in Schedule 3.03(5)(a)(iv) as being non- exclusive. Schedule 3.03(5)(a)(iv) also sets forth any and all field limitations or other restrictions on the scope of the exclusively or non-exclusively licensed rights.

(b)	Mascoma is not a party to any contract or commitment to pay any royalty or other fee to use the Mascoma Licensed Intellectual Property except as set out in Schedule 3.03(5)(b).

(c)	No consents are required in order for the Mascoma Licensed Intellectual Property to be licensed or sub-licensed to a third party except as set out in Schedule 3.03(5)(c).

(d)	To Mascoma’s knowledge, the patents, patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans and internet domain names, and registrations and applications for all of the foregoing, all copyright registrations and applications, licenses and permits listed on Schedules 3.03(5)(a)(i) and 3.03(5)(a)(iv) is all such intellectual property used in the proper carrying on of the business of Mascoma as presently conducted or, as of the date hereof, as proposed to be conducted.

(e)	To Mascoma’s knowledge, neither the use of the Mascoma Owned Intellectual Property nor the conduct of the business of Mascoma, as presently conducted or, as of the date hereof, as proposed to be conducted, including the use of any of the Mascoma Licensed Intellectual Property, infringes or otherwise violates the Intellectual Property rights of any other person. To Mascoma’s knowledge, no infringement, misuse or misappropriation of the Mascoma Owned Intellectual Property has occurred or is occurring. Mascoma is not subject to any settlements, judgments, orders, or similar obligations of any kind that (i) restrict Mascoma’s rights to use any of the Mascoma Owned Intellectual Property or any of the Mascoma Licensed Intellectual Property, (ii) restrict Mascoma’s ability to conduct its business as currently conducted or, as of the date hereof, as proposed to be conducted or (iii) permit any third party to use any Mascoma Owned Intellectual Property. Neither Mascoma nor the Purchaser has failed to exercise any option under any agreement to acquire any license rights that are needed to conduct the business of Mascoma as presently conducted or, as of the date hereof, as proposed to be conducted, where such option is expired.

(f)	To the knowledge of Mascoma, the Mascoma Owned Intellectual Property is valid and the rights of Mascoma in the Mascoma Owned Intellectual Property are enforceable and are owned by Mascoma.

(g)	Mascoma has taken all reasonable security measures to protect the secrecy, confidentiality, and value of all trade secrets that it owns, including, without limitation, requiring each employee, consultant, or any other person with access to such trade secrets to execute a binding confidentiality agreement, and to Mascoma’s knowledge, there has not been any breach by any party to such confidentiality agreements.

(h)	To Mascoma’s knowledge, (i) no employee of any member of Mascoma is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree, order of any court or administrative agency, that would interfere with his or her duties to any member of Mascoma or that would conflict with Mascoma’s business, as presently conducted or, as of the date hereof, as proposed to be conducted and (ii) it will not be necessary to utilize any Intellectual Property of any employee of any member of Mascoma made prior to their employment by such member, except for Intellectual Property that will be assigned to Mascoma as of the Closing Date.

(6)	Employees

(a)	Mascoma has provided SunOpta with all employment contracts, consulting agreements or contract for services entered into between the Mascoma Group and its senior employees (vice-presidents and above).

(b)	No member of the Mascoma Group is bound by or a party to a contract with any labor union.

(c)	Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other the transactions contemplated by this Agreement, either alone or in combination with any other event, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Mascoma Group.

(d)	No material disputes or proceedings are pending against the Mascoma Group in relation to the employment of any current or former employee or consultant of the Mascoma Group.

(7)	Benefit Plans

(a)	Schedule 3.03(7)(a) contains a list of every current benefit plan, program, agreement or arrangement (whether written or unwritten) maintained, contributed to, or provided by the Mascoma Group for the benefit of any of the eligible employees, former employees or dependent or independent contractors of the Mascoma Group or their respective dependants or beneficiaries (the “Mascoma Benefit Plans”).

(b)	All of the Mascoma Benefit Plans have been administered, in all material respects, in compliance with their terms and all Applicable Law.

(c)	There are no Claims ongoing or pending with respect to the Mascoma Benefit Plans against the Mascoma Group other than Claims for benefits in the ordinary course.

(8)	Environmental Laws

(a)	The business of the Mascoma Group, as carried on by its members and their respective predecessors in title, and their respective assets are in compliance in all material respects with all Environmental Laws and, to the knowledge of Mascoma, there are no facts that could give rise to a notice of non-compliance with any Environmental Law.

(b)	Each member of the Mascoma Group has obtained all of the environmental Permits that are required to carry on the business of the Mascoma Group as currently conducted in the ordinary course or, as of the date hereof, as proposed to be conducted and all such environmental Permits are in full force and effect.

(c)	To the knowledge of Mascoma, there are no pending changes to Environmental Laws that would render illegal, or materially restrict, the operation of the business of the Mascoma Group as currently conducted or, as of the date hereof, as proposed to be conducted.

(d)	No member of the Mascoma Group has been convicted of an offence or been subjected to any judgment, injunction or other proceeding or been fined or otherwise sentenced for non-compliance with any Environmental Laws, and no member of the Mascoma Group has settled any prosecution or other proceeding short of conviction in connection therewith.

(e)	No member of the Mascoma Group nor, to Mascoma’s knowledge, any of their respective predecessors in title has received written notice and no member of the Mascoma Group has knowledge after due inquiry of any facts that could give rise to any notice, that a member of the Mascoma Group or their respective predecessors in title are potentially responsible for any remedial action under any Environmental Law.

(9)	Taxes

(a)	Each member of the Mascoma Group has filed all federal, state, local and foreign returns relating to Taxes that are required to be filed by it and all such returns are true and correct in all material respects.

(b)	Each member of the Mascoma Group has paid all Taxes pursuant to such returns or pursuant to any assessments received by it or that it is obligated to withhold from amounts owing to any employee, creditor or third party, except, in each case, for those that are not yet due and payable pursuant to such returns. Each member of the Mascoma Group has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(c)	The income tax returns of the Mascoma Group have never been audited by state, federal or foreign authorities. No proceedings have commenced , in any jurisdiction where the Mascoma Group does not file tax returns, that it is or may be subject to any tax of that jurisdiction.

(d)	No member of the Mascoma Group has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any tax assessment or deficiency.

(e)	Neither the Mascoma Group, nor to the knowledge of Mascoma, any of their respective stockholders, has ever filed a consent pursuant to Section 341(f) of the Code relating to collapsible corporations or filed an election pursuant to Section 1362(a) of the Code, relating to subchapter S corporations.

(f)	The Mascoma Group has paid in full or set up reserves in accordance with US Generally Accepted Accounting Principles in respect of all Taxes for the periods covered by the filed tax returns described in Section 3.03(9)(a), as well as all other material Taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due or payable on or prior to the date of the signing of this Agreement; and to the knowledge of Mascoma there is no proposed liability for any tax to be imposed upon the Mascoma Group for which there is not an adequate reserve.

(g)	The Mascoma Group is not liable for any Taxes of any other person, whether pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any comparable provision of law) or otherwise, and there is no contract or intercompany account system in existence under which the Mascoma Group has, or may at any time in the future has, an obligation to contribute to the payment of any portion of a tax (or pay any amount calculated with reference to any portion of a tax) of any group of corporations of which the Mascoma Group is or was a part.

(h)	No member of the Mascoma Group has been a party to any cost sharing agreement subject to the provisions of Treas. Reg. §1.482-7; the Mascoma Group has documentation (which was in existence as of the time an affected tax return was filed) meeting the requirements of Code Section 6662(e)(3)(B) with respect to all transactions with related parties subject to the provisions of Code Section 482.

(i)	No member of the Mascoma Group has (i) taken any deduction or received any tax benefit arising from its participation in a “tax shelter” as defined for purposes of Section 6111(c) of the Code, (ii) participated in a “listed transaction” as defined in Treas. Reg. §1.6011-4(b)(2) or Treas. Reg. §1.6011-4T(b)(2) and designated by the Internal Revenue Service as such in published guidance issued prior to the Closing Date, or (iii) participated in a “loss transaction” as defined in Treas. Reg. §1.6011- 4(b)(5) or Treas. Reg. §1.6011-4T(b)(5).

(j)	No member of the Mascoma Group has been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(10)	General

(a)	There are no Claims (whether or not purportedly on behalf of the Mascoma Group):

(i) pending or, to Mascoma’s knowledge, threatened against or adversely affecting, or which could have a Material Adverse Effect on any member of the Mascoma Group or any of their respective assets, or

(ii) before or by any Governmental Authority,

except such Claims as are disclosed in Schedule 3.03(10)(a).

(b)	The Mascoma Group is conducting its business in compliance with all Applicable Laws in which its business is carried on, is not in breach of any such Applicable Laws and is duly licensed, registered or qualified in the states of Massachusetts, New York and New Hampshire and all municipalities thereof in which the Mascoma Group carries on its business to enable it to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation that has or may have a material adverse effect on the operation of its business or which may be affected by the completion of the transactions contemplated hereby.

(c)	The insurance maintained by the Mascoma Group on its properties, assets, business and personnel constitutes adequate insurance for the business in which the Mascoma Group is engaged in amounts customary for corporations similarly situated.

(d)	Neither Mascoma nor any of its officers, directors, employees, shareholders, partners or beneficiaries has employed any agent, broker or finder in connection with the transactions contemplated by this Agreement. No person or entity will have, as a result of any of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon Mascoma for any commission, fee or other compensation as a finder or broker because of any act or omission by Mascoma or any of its agents.

(e)	Mascoma-NY, LLC has the right, title and interest in the property located at 679 Ellsworth Road in Rome, New York (the “Rome Property”) set forth in the documents in Schedule 3.03(10)(e). Apart from the documents listed in Schedule 3.03(10)(e), there are, to the knowledge of Mascoma, no other material documents relating to Mascoma’s interest or right to use the Rome Property. Each of the documents listed in Schedule 3.03(10)(e) is in full force and effect and constitutes a valid and binding obligation of Mascoma and, to the knowledge of Mascoma, of all other parties thereto. Other than the Rome Property and facilities located in Lebanon, New Hampshire, Boston, Massachusetts and Woburn, Massachusetts, neither Mascoma nor any of its Subsidiaries own or lease any real property.

(f)	Each of the Purchaser, Mascoma-NY, LLC, Mascomark-1, LLC, Mascoma-TN, LLC, Mascoma-FL, LLC, Mascoma-MI, LLC, Celsys Biofuels, Inc., TennFuel, LLC and UT-Mascoma, LLC is a direct or indirect, wholly-owned Subsidiary of Mascoma and, except for Mascoma-NY, LLC, none of them has any material assets or liabilities.

(g)	Mascoma owns a 75% membership interest in Frontier Renewable Resources LLC (“Frontier”) as described in the limited liability company operating agreement of Frontier dated as of December 15, 2008, among Frontier, Mascoma and J.M. Longyear L.L.C.

ARTICLE 4 - COVENANTS

4.01	Taxes

(1)

Neither Mascoma nor the Purchaser assumes or will be liable for any particular Taxes which may be or become payable by any of the Vendors (including any such Taxes resulting from or arising as a consequence of the sale by any of them to the Purchaser of the SBI Shares herein contemplated), and each of the Vendors will severally indemnify and save harmless Mascoma, the Purchaser and the directors, officers, employees and agents of Mascoma and the Purchaser from and against all such particular Taxes.

(2)

If any Taxation Authority having jurisdiction alleges that subsection 116(5) of the Tax Act is applicable to the Purchaser in respect of the acquisition of the SBI Preferred Shares, the Non-Resident Vendor will pay the Purchaser in Canadian dollars: the lesser of (a) the aggregate amount of cash equal to 25% of the product of (i) the number of SBI Preferred Shares owned by the Non-Resident Vendor, multiplied by (ii) $3.75, plus any interest or penalties, or (b) the amount properly assessed by the Taxation Authority. The Purchaser will remit such amount to the Receiver General of Canada pursuant to subsection 116(5) of the Tax Act on behalf of such Non-Resident Vendor. Notwithstanding anything contained in this Agreement, the Non-Resident Vendors severally and SunOpta jointly with each of the Non-Resident Vendors shall indemnify the Purchaser Indemnitees and defend and hold them harmless from and against any Claim or Loss in respect of the application of subsection 116(5) of the Tax Act. This indemnity obligation shall survive the Closing and continue in full force and effect for the benefit of the Purchaser Indemnitees indefinitely.

(3)

If any Taxation Authority having jurisdiction alleges that a part of the Consideration paid by the Purchaser to SunOpta for the SBI Shares can reasonably be regarded as attributable to the Non-Compete, after consultation with such Taxation Authority, the Consideration attributable to the Non-Compete will be adjusted as between the Consideration and the Non-Compete (the “Reallocation”). Thereafter, the Consideration paid to SunOpta for the SBI Shares and the Consideration paid to SunOpta for the Non-Compete will be deemed to be and always to have been the amounts determined under the Reallocation. SunOpta and the Purchaser will make all adjustments necessary to give effect to this Section 4.01(3), including the executing and filing of an election under Section 4.01(2), the amendment of any election previous filed or the executing and filing of further elections as may be necessary.

4.02	Vendors’ Representative

(1)

SunOpta is hereby appointed, authorized and empowered to be the representative of each of the Vendors to deliver and receive all documents, instruments and consents on behalf of the Vendors prior to and immediately after the Closing Date, in connection with, and that may be reasonably necessary and appropriate to close the transactions contemplated by this Agreement, to accomplish the intent and implement the provisions of, this Agreement and to facilitate the consummation of the transactions contemplated hereby and thereby. By executing this Agreement, the Vendors’ Representative accepts such appointment, authority and power.

(2)

Mascoma and the Purchaser shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Vendors’ Representative as representing all of the Vendors and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent wilful misconduct. The Vendors’ Representative shall not be responsible for any loss suffered by, or liability of any kind to, such Vendors arising out of any act done or omitted by the Vendors’ Representative in connection with the acceptance or administration of its duties under Section 4.02(1), unless such act or omission falls outside of the powers granted by Section 4.02(1) or involves gross negligence or wilful misconduct.

(3)

Notwithstanding anything to the contrary in this Section 4.02 or any other provision of this Agreement, the Vendors’ Representative shall have no authority as Vendors’ Representative with respect to Claims for indemnification against an individual Vendor pursuant to Section 6.02 of this Agreement or with respect to any other Claims against an individual Vendor, and Mascoma and the Purchaser shall deal exclusively with the relevant Vendor, or such Vendor’s authorized representative, with respect to such matters. Nothing in this Section 4.02 shall be construed as decreasing the liability of any Vendor for the representations, warranties or covenants of individual Vendors contained in this Agreement.

4.03	Non-Competition

(1)

SunOpta covenants and agrees in favour of Mascoma, the Purchaser and the SBI Group (the “Beneficiaries”) that for a period commencing as and from the date hereof and ending on the date that is three (3) years from the date hereof (the “Non-Competition Period”), it will not, without the prior written consent of the Beneficiaries, either alone or in partnership or jointly or in conjunction with any person, whether as principal, agent, partner, co-venturer, shareholder, investor, creditor, director, officer, employee, advisor, consultant or in any other capacity whatsoever, directly or indirectly:

(a)	carry on, manage, organize, participate in, be engaged or interested in, or concerned with, any undertaking or business;

(b)	have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in, or in respect of, the business or undertaking of any person; or

(c)	advise, lend money to, guarantee the debts or obligations of, or permit his or its name or any part thereof to be used or employed by any person engaged or concerned with or interested in any business, carried on anywhere in the world (the “Territory”) which is the same or substantially similar to, or which competes with, all or any part of the business of the SBI Group of providing equipment and process solutions for the biomass conversion industry as it is carried on during the Non-Competition Period (including as it may be integrated with other activities of Mascoma) (a “Competing Business”), provided however that this Section 4.03 will not be construed as preventing SunOpta from owning, directly or indirectly, a maximum of 5% of the issued and outstanding securities of a person which is a Competing Business, provided that such securities are listed on a recognized securities exchange or from owning shares of Mascoma.

(2)

SunOpta and the Purchaser confirm that the restrictive covenant to not compete granted under this Section 4.03 (the “Non-Compete”) is an integral part of this Agreement, that no portion of Consideration is allocated to the Non-Compete and that the Non-Compete was granted to maintain or preserve the fair market value of the SBI Shares sold to the Purchaser hereunder.

(3)

Upon the request of SunOpta, SunOpta and the Purchaser will jointly execute and file, on a timely basis and using the prescribed form, joint elections to have subsection 56.4(3) of the Tax Act, as proposed by the Department of Finance in Special Release 10-6 on July 16, 2010 and paragraph 333.6(c) of the Taxation Act (Québec), as proposed by the Bill 79 (Québec) released on May 8, 2008 (or such similar provisions as is or may be enacted), apply to the consideration attributable to the Non-Compete (which will be nil subject to Section 4.01(3)) and shall prepare their respective Tax returns consistent with such joint elections. If prescribed forms are not available at that time, then the elections shall be made in a manner acceptable to the Canada Revenue Agency and the Ministère du Revenue of Québec.

4.04	SunOpta Non-Solicitation

SunOpta covenants and agrees in favour of the Beneficiaries that during the Non-Competition Period it will not, without the prior written consent of the Beneficiaries, either alone or in partnership or jointly or in conjunction with any person, whether as principal, agent, partner, co-venturer, shareholder, investor, creditor, director, officer, employee, advisor, consultant or in any other capacity whatsoever, directly or indirectly:

(1)

contact any Customer, prospect, supplier, dealer, agent, distributor or other person in the habit of dealing with either of the Beneficiaries for the purpose of interfering with, adversely affecting or encouraging them to terminate their business relationships with any of the Beneficiaries or, other than for the sole benefit of any of the Beneficiaries, for the purpose of soliciting any business that is a Competing Business from any such person;

(2)

accept or participate or assist in the acceptance of any business, or supply or participate or assist in the supply of any goods or services, from or to any Customer where such activities are a Competing Business; or

(3)

make offers or invitations of employment or retention as a consultant to, or hire, retain, solicit, interfere with, entice away, or otherwise attempt to obtain the withdrawal or encourage the resignation or retirement of, any employee, consultant or advisor of any of the Beneficiaries which for greater certainty shall not include general solicitations for employment not specifically directed at employees, consultants or advisors of the Beneficiaries or any employment resulting therefrom.

4.05	Mascoma Non-Solicitation

Each of Mascoma, the Purchaser and SBI jointly and severally covenants and agrees in favour of SunOpta that during the Non-Competition Period it will not, without the prior written consent of SunOpta, either alone or in partnership or jointly or in conjunction with any person, directly or indirectly make offers or invitations of employment or retention as a consultant to, or hire, retain, solicit, interfere with, entice away, or otherwise attempt to obtain the withdrawal or encourage the resignation or retirement of, any employee, consultant or advisor of SunOpta, which for greater certainty shall not include general solicitations for employment not specifically directed at employees, consultants or advisors of SunOpta or any employment resulting therefrom.

4.06	Confidentiality

(1)

Mascoma, the Purchaser and SBI will not disclose to anyone or use for their own or for any purpose other than the purpose contemplated by this Agreement any Confidential Information concerning the Vendors obtained by Mascoma and the Purchaser pursuant hereto or obtained by SBI prior to the date hereof and will hold all such information in the strictest confidence. For greater certainty, nothing in this Agreement will prevent Mascoma, the Purchaser or SBI from using or disclosing to any third party any Confidential Information regarding the SBI Group and its business provided by the Vendors in connection with the transactions contemplated in this Agreement or obtained by SBI prior to the date hereof.

(2)

The Vendors will not disclose to anyone or use for their own or for any purpose other than the purpose contemplated by this Agreement any Confidential Information concerning Mascoma, the Purchaser or the SBI Group obtained by the Vendors pursuant hereto and will hold all such information in the strictest confidence.

(3)

Each party hereto shall cause its agents, representatives, Affiliates, partners, employees, officers and directors to comply with the provisions of this Section 4.06.

(4)

If a party is required or becomes compelled, pursuant to any law or regulation or order of any Governmental Authority having jurisdiction over it or its representatives to disclose any Confidential Information, such party shall promptly (in any event prior to complying with any such requirement) notify the party to whom the Confidential Information belongs in writing of the same and shall cooperate fully with that party in taking legally available steps to resist or limit the disclosure and to seek and obtain a protective order or other appropriate remedy. In any event, the party required or compelled to disclose Confidential Information and its representatives shall only furnish that part of the Confidential Information which it is legally required to disclose, based upon the advice of its counsel, and only after asserting, to the extent that it is able in the circumstances, the confidential and proprietary nature of such information.

4.07	Release

Each Vendor, on its own behalf and on behalf of its successors and assigns, hereby releases and forever discharges Mascoma, the Purchaser and the SBI Group and each of their officers and directors, from any and all Claims, in law or equity, which such Vendor, in its capacity as a shareholder (and not, for greater certainty, as an employee) of SBI ever had, now has, or ever will have against Mascoma, the Purchaser and the SBI Group and their respective officers and directors, upon or by reason of or in connection with any matter, cause or thing related to the SBI Group arising out of any act or omission prior to the Time of Closing, other than Claims for receipt of the Consideration pursuant to this Agreement or any other Claims pursuant to this Agreement.

4.08	Acknowledgement and Agreement

(1)	The Vendors acknowledge and agree that:

(a)	Wildeboer Dellelce LLP has acted as counsel to SunOpta and SBI only and has not and does not represent any of the other Vendors in connection with this Agreement or the transactions contemplated herein; and

(b)	they are sophisticated parties and have sought, or have had the opportunity to seek, independent legal advice prior to signing this Agreement.

(2)	SunOpta acknowledges and agrees that:

(a)	all restrictions contained in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by any of the Beneficiaries are hereby waived;

(b)	the covenants contained in this Agreement (including the restrictions as to time and geography contained in Section 4.03) are reasonable in all respects;

(c)	a breach or threatened breach by SunOpta of any of the provisions contained in Sections 4.03, 4.04 or 4.06, as applicable, will result in the Beneficiaries suffering substantial and irreparable harm which cannot be calculated or sufficiently compensated by monetary damages alone, and in the event of such breach (or the reasonable apprehension of such a breach) by SunOpta of such provisions, SunOpta hereby agree that the Beneficiaries will, in addition to all other remedies available to them in law or in equity, be entitled as a matter of right to apply to a court of competent equitable jurisdiction for relief by way of preliminary or permanent injunction restraining them from any breach or further breach of the said provisions and an order to account for all profits and benefits arising out of any such breach, but the provisions of Sections 4.03, 4.04, 4.06 and 4.08 will be in addition to, and not in substitution for, any other remedy which the Beneficiaries may have in respect of such breach; and

(d)	it is agreeing to the provisions of this Agreement in its capacity as a vendor under this Agreement.

(3)	each of Mascoma, the Purchaser and SBI acknowledges and agrees that:

(a)	a breach or threatened breach by Mascoma, the Purchaser or SBI of any of the provisions contained in Sections 4.05 or 4.06, as applicable, will result in SunOpta suffering substantial and irreparable harm which cannot be calculated or sufficiently compensated by monetary damages alone, and in the event of such breach (or the reasonable apprehension of such a breach) by Mascoma, the Purchaser or SBI of such provisions, Mascoma, the Purchaser and SBI hereby agree that the SunOpta will, in addition to all other remedies available to them in law or in equity, be entitled as a matter of right to apply to a court of competent equitable jurisdiction for relief by way of preliminary or permanent injunction restraining them from any breach or further breach of the said provisions and an order to account for all profits and benefits arising out of any such breach, but the provisions of Sections 4.05, 4.06 and 4.08 will be in addition to, and not in substitution for, any other remedy which SunOpta may have in respect of such breach.

4.09	Indemnification of Directors and Officers

For a period of six years after the date hereof, SBI shall indemnify each director and officer of SBI from any and all claims arising out of or in connection with activities in such capacity prior to the Closing Date to the extent provided in SBI’s by-laws or the indemnity agreements between SBI and any such directors or officers listed on Schedule 3.02(4)(a) . Notwithstanding the foregoing, (a) SunOpta shall purchase, at its expense, an extended reporting period endorsement under SunOpta’s existing directors’ and officers’ liability insurance coverage for such directors and officers that shall provide such directors and officers with coverage for six years following the date hereof of not less than the existing coverage of such insured directors and officers under the insurance coverage currently provided to such directors and officers (such policy, the “D&O Tail Policy”) or, to the extent SunOpta’s existing insurance policy provides the same coverage as would be provided by the D&O Tail Policy, maintain such insurance policy (such policy, the “Existing D&O Policy”) for a period of six years following the date hereof and (b) such insured directors and officers shall first claim for coverage under such D&O Tail Policy or Existing D&O Policy, as applicable, prior to making a claim for indemnification against SBI pursuant to this Section 4.09.

4.10	Delivery of Financial Statements

Mascoma will provide or cause to be provided copies of the audited Mascoma Annual Financial Statements to each of the Vendors shortly after they are completed and, in any event, within 30 days of the Closing Date.

ARTICLE 5 - CONDITIONS

5.01	Conditions for the Benefit of the Purchaser and Mascoma

The sale by the Vendors and the purchase by the Purchaser of the SBI Shares is subject to the following conditions, which are for the exclusive benefit of the Purchaser and Mascoma and which are to be performed or complied with at or prior to the Time of Closing at the satisfaction of Mascoma and the Purchaser:

(a)	the representations and warranties of the Vendors will be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

(b)	the Vendors will have performed or complied with all of their respective obligations and covenants and conditions to be performed or complied with them at or prior to the Time of Closing;

(c)	the Purchaser and Mascoma will be furnished with such certificates or other instruments of members of the SBI Group and of the Vendors or of officers of members of the SBI Group and of the Vendors as the Purchaser or Mascoma or their respective counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by them at or prior to the Time of Closing have been performed or complied with and that their respective representations and warranties herein given are true and correct at the Time of Closing;

(d)	there will have been obtained from all appropriate Governmental Authorities, contractual counterparties and other third parties, such approvals or consents as are required to permit the change of ownership of the SBI Shares contemplated hereby and to permit the business of the SBI Group to be carried on as now conducted;

(e)	no action or proceeding will be pending or threatened by any person to enjoin, restrict or prohibit:

(i) the sale and purchase of the SBI Shares contemplated hereby; or

(ii) the right of the SBI Group to conduct its business;

(f)	no Material Adverse Effect in respect of the SBI Group will have occurred from the date hereof to the Time of Closing;

(g)	all directors and officers of SBI specified by the Purchaser or Mascoma will resign effective at the Time of Closing;

(h)	all directors and officers of members of the SBI Group will release each member of the SBI Group from any and all possible Claims against each member of the SBI Group arising from any act, matter or thing arising at or prior to the Time of Closing;

(i)	all necessary steps and proceedings will have been taken to permit the SBI Shares to be duly and regularly transferred to, and registered in the name of, the Purchaser;

(j)	each Vendor will deliver to the Purchaser certificates or other evidence of ownership of such Vendor’s SBI Shares, duly endorsed in blank for transfer, and such other documentation as may be reasonably requested by Mascoma or the Purchaser to ascertain transfer of ownership;

(k)	SunOpta will deliver a certificate signed by an officer of SunOpta confirming that the SBI shares are not “taxable Canadian property” within the meaning of the Tax Act, substantially in the form set out in Schedule 5.01(k));

(l)	all SBI Common Shares and SBI Preferred Shares will be transferred pursuant to this Agreement;

(m)	SBI will own 19,600,000 shares and 500,000 warrants of Xylitol Canada Inc. with the escrow release schedule as attached as Schedule 3 of the Expression of Intent among SBI, SunOpta and Mascoma dated June 4, 2010;

(n)	each SBI Plan and any outstanding entitlements of participants thereunder will have been terminated and no liabilities of SBI shall remain outstanding thereunder;

(o)	the Vendors will have become parties to (i) the Mascoma Shareholders Agreement, amended and restated to account for the transactions contemplated by this Agreement and (ii) any other agreement with the shareholders of Mascoma, such as the voting agreement, the Rights Agreement and similar agreements substantially similar to those agreements currently in place among the shareholders of Mascoma (collectively, the “Mascoma Series D Agreements”);

(p)	the transactions contemplated in this Agreement and all ancillary matters related thereto will have been approved by the board of directors of Mascoma, the Purchaser, SBI and the Vendors;

(q)	Mascoma, the Purchaser or the members of the SBI Group, as applicable, will have entered into lease or other agreements satisfactory to the Purchaser allowing Mascoma, the Purchaser or the applicable members of the SBI Group to use and occupy any Lands or premises as are currently occupied by such members of the SBI Group and on a substantially similar basis;

(r)	Mascoma, the Purchaser or the members of the SBI Group, as applicable, will have entered into an agreement with SunOpta pertaining to the provision of transition services to the Purchaser and the SBI Group for a period six (6) months from the Closing Date; and

(s)	the form and legality of all matters incidental to the sale by the Vendors and the purchase by the Purchaser of the SBI Shares will be subject to the approval of Mascoma’s and the Purchaser’s counsel, acting reasonably.

5.02	Conditions for the Benefit of the Vendors

The sale by the Vendors and the purchase by the Purchaser of the SBI Shares is subject to the following conditions, which are for the exclusive benefit of the Vendors and which are to be performed or complied with at or prior to the Time of Closing at the satisfaction of the Vendors:

(a)	the representations and warranties of the Purchaser and Mascoma set forth in Section 3.03 will be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

(b)	the Purchaser and Mascoma will have performed or complied with all of their respective obligations and covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Time of Closing;

(c)	the Vendors will be furnished with such certificates or other instruments of the Purchaser and Mascoma or of officers of the Purchaser and Mascoma as the Vendors’ Representative or its counsel may reasonably think necessary in order to establish that the obligations and covenants contained in this Agreement to have been performed or complied with by the Purchaser and Mascoma at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Purchaser and Mascoma herein given are true and correct at the Time of Closing;

(d)	there will have been obtained from all appropriate Governmental Authorities, contractual counterparties and other third parties such approvals or consents as are required to permit the issuance and delivery to the Vendors of the Consideration Shares;

(e)	no action or proceeding will be pending or threatened by any person to enjoin, restrict or prohibit the issuance and delivery to the Vendors of the Consideration Shares;

(f)	no Material Adverse Effect in respect of Mascoma or the Purchaser will have occurred from the date hereof to the Time of Closing;

(g)	all necessary steps and proceedings will have been taken to permit the Consideration Shares to be duly and regularly issued and delivered as fully paid and non-assessable shares to, and registered in the name of the Vendors;

(h)	SunOpta will, under the agreements entered into among the Vendors, Mascoma and the other securityholders of Mascoma, be entitled to appoint one (1) director and one (1) observer to the board of directors of Mascoma;

(i)	SunOpta, SBI and Mascoma will have entered into an agreement pursuant to which Mascoma grants to SunOpta a right of first offer to commercialize any derivative food products which may be produced or developed utilizing the processes and technology owned by SBI and Mascoma;

(j)	the transactions contemplated in this Agreement and all ancillary matters related thereto will have been approved by the board of directors of Mascoma, the Purchaser, SBI and SunOpta; and

(k)	the form and legality of all matters incidental to the sale by the Vendors and the purchase by the Purchaser of the SBI Shares will be subject to the approval of the Vendors Representative’s counsel(s) acting reasonably.

ARTICLE 6 - INDEMNIFICATION

6.01	Survival

All covenants, representations and warranties of each party contained in this Agreement will survive the closing of the transactions contemplated herein and will continue in full force and effect, subject to the provisions of this Article 6.

6.02	Indemnification for Representations and Warranties regarding the Vendors

(1)

Indemnification. Subject to the provisions of this Article 6, the Vendors will severally indemnify and save harmless Mascoma, the Purchaser and the directors, officers, employees and agents of Mascoma and the Purchaser (collectively, the “Purchaser Indemnitees”) from and against all Claims asserted against and Losses incurred by any of them arising out of or resulting from:

(a)	any inaccuracy or misrepresentation in any representation or warranty of such Vendor contained in Section 3.01 or in any other certificate or similar instrument delivered by such Vendor hereunder (specifically excluding the Mascoma Series D Agreements); or

(b)	any breach of Sections 2.04, 4.01, 4.06, 4.07, 6.06, 7.01, 7.03, 7.04 or 7.08 by such Vendor;

(2)

Individual Liability. For the avoidance of doubt, in case of any Claims arising out of or resulting from the events contemplated in Section 6.02(1), any such Claims may only be made against the Vendor having made the inaccuracy or misrepresentation or having breached Sections 2.04, 4.01, 4.06, 4.07, 6.06, 7.01, 7.03, 7.04 or 7.08.

(3)

Survival. Notwithstanding any of the other provisions of this Agreement, the liability of the Vendors under this Section 6.02 shall survive indefinitely.

(4)

Limitations. Notwithstanding any of the other provisions of this Agreement, none of the Vendors will be liable pursuant to Section 6.02(1)(a) to any Purchaser Indemnitee for any Claim or Losses which in the aggregate exceed an amount equal to one hundred percent (100%) of the aggregate value of the Consideration Shares received by such Vendor, as determined pursuant to Section 2.04.

(5)	Payment and Settlement.

(a)	Any Claims or Losses for which indemnification is given by a Vendor under this Section 6.02 will be paid or settled:

	(i)	with respect to Vendors other than SunOpta:

		(A)	first, subject to Section 6.02(5)(b), through a forfeiture of the number of (I) Mascoma Preferred Shares issued to the applicable Vendor pursuant to Section 2.03(1) or (II) Mascoma Exchange Shares which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04; and

		(B)	second, in the event only that the Vendor is no longer the owner of a sufficient number of Mascoma Preferred Shares or Mascoma Exchange Shares to pay or settle the Claims or Losses, in cash.

	(ii)	with respect to SunOpta:

(A)	first, through a reduction in and forfeiture of the number of Indemnity Holdback Shares (on a pro rata basis between the Mascoma Common Shares and the Mascoma Preferred Shares) which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04;

(B)	second, through a forfeiture of the number of (I) Mascoma Common Shares and Mascoma Preferred Shares (on a pro rata basis) issued to SunOpta pursuant to Section 2.03(1) or (II) Mascoma Exchange Shares which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04; and

(C)	third, in the event only that SunOpta is no longer the owner of a sufficient number of Mascoma Common Shares, Mascoma Preferred Shares or Mascoma Exchange Shares to pay or settle the Claims or Losses, in cash.

(b)	Notwithstanding Section 6.02(5)(a), Mascoma or the Purchaser may, in their sole discretion, elect with respect to the payment or settlement of any Claims or Losses for which indemnification is given by a Vendor other than SunOpta, to pay or settle such Claims or Losses through a reduction in and forfeiture of the number of Indemnity Holdback Shares which, in aggregate, have a value equal to such Claims or Losses as determined pursuant to Section 2.04. In the event Mascoma or the Purchaser elect to settle the Claims or Losses of Vendors other than SunOpta in the manner described in this Section 6.02(5)(b), SunOpta shall be subrogated to all rights of the Purchaser Indemnitee as set forth in Section 6.08.

6.03	Indemnification for Covenants and for Representations and Warranties regarding SBI

(1)	Indemnification. Subject to the provisions of this Article 6, SunOpta will indemnify and save harmless the Purchaser Indemnitees from and against all Claims asserted against and Losses incurred by any of them arising out of or resulting from:

(a)	any inaccuracy or misrepresentation in any representation or warranty of SunOpta contained in Section 3.02 or in any other certificate or similar instrument delivered by SunOpta hereunder (specifically excluding the Mascoma Series D Agreements);

(b)	any breach of any covenant of SunOpta in this Agreement, unless such breach of SunOpta results from an action or omission of Mascoma or the Purchaser;

(c)	any inaccuracy or incompleteness in the minutes of meetings, resolutions of directors and shareholders, share certificate ledgers, registers of shareholders, registers of transfers and registers of directors and officers of each of the Subsidiaries of SBI;

(d)	any non-compliance, prior to the Closing Date, by any member of the SBI Group with applicable pay equity laws, rules and regulations, the Pay Equity Act (Ontario) or any similar legislation of any jurisdiction that is applicable to the employees of the SBI Group; or

(e)	the claimed ownership or acquisition by Xylitol Canada Inc., or any of its successors, assignees, licensees, or sublicensees, of rights in any of the SBI Owned Intellectual Property listed in Schedule 3.02(5)(a)(i) other than a license to use certain SBI Owned Intellectual Property for the commercially viable production of food grade and/or pharmaceutical grade xylitol from xylose/xylan-rich raw materials as set forth in Schedule 3.02(5)(a)(ii), item 2.

For the avoidance of doubt the indemnification obligations of SunOpta pursuant to this Section 6.03(1) are with respect to 100% of the Claims and Losses with respect to the matters set forth herein and SunOpta shall not attempt to reduce its liability for such Claims or Losses on the basis that any other Vendor bears a proportionate share of such liability.

(2)

Survival. Notwithstanding any of the other provisions of this Agreement, the liability of SunOpta for the representations and warranties contained in Sections 3.02(1) shall survive indefinitely.

(3)

Survival. Subject to Section 6.03(2) above, SunOpta will not be liable to any Purchaser Indemnitee in respect of:

(a)	any Claim or Loss directly or indirectly arising out of or resulting from any inaccuracy or misrepresentation in any representation or warranty contained in Section 3.02 unless:

	(i)	in the case of any Claim or Loss arising out of or resulting from a Tax liability of the SBI Group, including any representation or warranty set forth in Section 3.02(11), notice of any Claim by Mascoma or the Purchaser against SunOpta with respect thereto is given to SunOpta by Mascoma or the Purchaser within 120 days after the expiration of the last of the limitation periods contained in the Tax Act and any other legislation imposing Tax on any member of the SBI Group subsequent to the expiration of which an assessment, reassessment or other form or recognized document assessing liability for Tax for the period ended on the Closing Date cannot be issued to any member of the SBI Group;

	(ii)	in the case of any Claim or Loss arising out of or resulting from the representations and warranties set forth in Section 3.02(10), notice of any Claim by Mascoma or the Purchaser against SunOpta with respect thereto is given to SunOpta by Mascoma or the Purchaser within five (5) years after the Closing Date; or

	(iii)	in all other cases (other than those specified in Section 6.03(2)), notice of any Claim by Mascoma or the Purchaser against SunOpta with respect thereto is given to SunOpta by Mascoma or the Purchaser within three (3) years after the Closing Date, whether or not any Purchaser Indemnitee has discovered or could have discovered such inaccuracy or misrepresentation before such time; and

(b)	any Claim or Loss directly or indirectly arising out of or resulting from any matter from and against which the Purchaser Indemnitees are indemnified pursuant to Section 6.03(1)(b) unless:

(i)	except in the case of any Claim or Loss arising out of or resulting from a Third Party Claim, notice of any Claim or demand by Mascoma or the Purchaser against SunOpta with respect thereto is given to SunOpta by Mascoma or the Purchaser within twenty four (24) months of such breach, or

(ii)	in the case of any Claim or Loss arising out or resulting from a Third Party Claim, notice of any Claim by Mascoma or the Purchaser against SunOpta with respect thereto is given to SunOpta by Mascoma or the Purchaser pursuant to Section 6.06 within five (5) years after the Closing Date, whether or not any Purchaser Indemnitee has discovered or could have discovered such matter before such time.

(4)

Limitations. Notwithstanding any of the other provisions of this Agreement, SunOpta will not be liable pursuant to Section 6.03(1)(a) to any Purchaser Indemnitee:

(a)	unless and until the aggregate of all Losses resulting from the inaccuracy or misrepresentation (or inaccuracies or misrepresentations) exceeds $250,000, but then for the aggregate amount of such Losses; or

(b)	for any Claim or Losses which in the aggregate exceed an amount equal to thirty five percent (35%) of the aggregate value of the Consideration Shares received by all of the Vendors, as determined pursuant to Section 2.04.

(5)

Payment and Settlement. Any Claims or Losses for which indemnification is given by SunOpta under this Section 6.03 will be paid or settled:

(a)	prior to the Indemnity Holdback Shares Release Date,

	(i)	first, through a reduction in and forfeiture of the number of Indemnity Holdback Shares (on a pro rata basis between the Mascoma Common Shares and the Mascoma Preferred Shares) which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04; and

	(ii)	second, through a forfeiture of the number of (I) Mascoma Common Shares and Mascoma Preferred Shares (on a pro rata basis) issued to SunOpta pursuant to Section 2.03(1) or (II) Mascoma Exchange Shares which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04;

	(iii)	third, in the event only that SunOpta is no longer the owner of a sufficient number of Mascoma Common Shares, Mascoma Preferred Shares or Mascoma Exchange Shares to pay or settle the Claims or Losses, in cash; and

(b)	after the Indemnity Holdback Shares Release Date:

	(i)	first, through a forfeiture on a pro rata basis of the number of Mascoma Common Shares and Mascoma Preferred Shares issued to SunOpta pursuant to Section 2.03(1)) which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04; and

	(ii)	second, in the event only that SunOpta is no longer the owner of a sufficient number of Mascoma Common Shares and Mascoma Preferred Shares to pay or settle the Claims or Losses, in cash.

6.04	Indemnification by Mascoma and the Purchaser

(1)

Indemnification. Subject to the provisions of this Article 6, Mascoma and the Purchaser will jointly and severally indemnify and save harmless the Vendors and their respective directors, officers, employees and agents (the “Vendor Indemnitees”) from and against all Claims asserted against and Losses incurred by any of them arising out of or resulting from

(a)	any inaccuracy or misrepresentation in any representation or warranty of Mascoma or the Purchaser in this Agreement or in any other certificate or similar instrument delivered by Mascoma or the Purchaser hereunder (specifically excluding the Mascoma Series D Agreements), or

(b)	any breach of any covenant of Mascoma or the Purchaser in this Agreement.

(2)

Survival. Notwithstanding any of the other provisions of this Agreement, the liability of Mascoma and the Purchaser for the representations and warranties contained in Sections 3.03(1) shall survive indefinitely.

(3)

Survival. Notwithstanding any of the other provisions of this Agreement, neither Mascoma nor the Purchaser will be liable to any Vendor Indemnitee in respect of:

(a)	any Claim or Loss directly or indirectly arising out of or resulting from any inaccuracy or misrepresentation in any representation or warranty contained in Section 3.03 unless:

	(i)	in the case of any Claim or Loss arising out of or resulting from a Tax liability of Mascoma, including any representation or warranty set forth in Section 3.03(9), notice of any Claim by or on behalf of the Vendors against Mascoma or with respect thereto is given to Mascoma by the Vendor’s Representative within 120 days after the expiration of the last of the limitation periods contained in the Code and any other legislation imposing Tax on Mascoma subsequent to the expiration of which an assessment, reassessment or other form or recognized document assessing liability for Tax for the period ended on the Closing Date cannot be issued to Mascoma;

(ii)	in the case of any Claim or Loss arising out of or resulting from the representations and warranties set forth in Section 3.03(6), notice of any Claim by or on behalf of the Vendors against Mascoma or with respect thereto is given to Mascoma by the Vendor’s Representative within five (5) years after the Closing Date; or

(iii)	in all other cases (other than those specified in Section 6.04(2)), notice of any Claim by or on behalf of the Vendors against Mascoma or with respect thereto is given to Mascoma by the Vendor’s Representative within three (3) years after the Closing Date, whether or not any Vendor Indemnitee has discovered or could have discovered such inaccuracy or misrepresentation before such time; and

(b)	any Claim or Loss directly or indirectly arising out of or resulting from any matter from and against which the Vendor Indemnitees are indemnified pursuant to Section 6.04(1)(b) unless:

	(i)	except in the case of any Claim or Loss arising out of or resulting from a Third Party Claim, notice of any Claim or demand by or on behalf of the Vendors against Mascoma or the Purchaser with respect thereto is given to Mascoma by the Vendors’ Representative within 24 months of such breach, or

	(ii)	in the case of any Claim or Loss arising out or resulting from a Third Party Claim, notice of any Claim by the Vendors against Mascoma or the Purchaser with respect thereto is given to Mascoma by the Vendors’ Representative pursuant to Section 6.06 within five (5) years after the Closing Date, whether or not any Vendor Indemnitee has discovered or could have discovered such matter before such time.

(4)

Limitations. Notwithstanding any of the other provisions of this Agreement, neither Mascoma nor the Purchaser will be liable to any Vendor Indemnitee:

(a)	unless and until the aggregate of all Losses resulting from the inaccuracy or misrepresentation (or inaccuracies or misrepresentations) exceeds $250,000, but then for the aggregate amount of such Losses; or

(b)	other than in respect of the representations and warranties contained in Section 3.03(1), in excess of an amount equal to thirty five percent (35%) of the aggregate value of the Consideration Shares issued by Mascoma pursuant to this Agreement, as determined pursuant to Section 2.04 in the aggregate.

(5)

Payment and Settlement. Any Claims or Losses for which indemnification is given by Mascoma or the Purchaser under this Section 6.04 will paid or be settled, at Mascoma’s option in its sole discretion, through (i) the issuance of such number of Consideration Shares in the same proportions of Mascoma Common Shares and Mascoma Preferred Shares, subject to downward adjustment for fractional shares, as are otherwise issued or issuable to the applicable Vendor(s) pursuant to Section 2.03(1)) which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04 or (ii) in cash.

6.05	Claims for Fraud

Notwithstanding any of the other provisions of this Article 6, all Claims for fraud, intentional misrepresentation or wilful misconduct shall not become time-barred and shall continue indefinitely and shall not be subject to any monetary limitation.

6.06	Third Party Indemnification

Promptly after the assertion by any third party of any Third Party Claim (a “Third Party Proceeding”) against any person entitled to indemnification under this Agreement (the “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Claim or Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee will promptly notify the party from whom such indemnification is or may be sought (the “Indemnitor”) of such Third Party Proceeding. Such notice will also specify with reasonable detail (to the extent the information is reasonably available) the factual basis for the Third Party Proceeding, the amount claimed by the third party, or if such amount is not then determinable, a reasonable estimate of the likely amount of the Third Party Claim. The failure to promptly provide such notice will not relieve the Indemnitor of any obligation to indemnify the Indemnitee, except to the extent such failure prejudices the Indemnitor. Thereupon, the Indemnitor will have the right, upon written notice (the “Defence Notice”) to the Indemnitee within 30 days after receipt by the Indemnitor of notice of the Third Party Proceeding (or sooner if such Third Party Proceeding so requires) to conduct, at its own expense, the defence against the Third Party Proceeding in its own name or, if necessary, in the name of the Indemnitee provided that: (a) the Indemnitor acknowledges and agrees in the Defence Notice that as between the Indemnitor and the Indemnitee, it is liable to pay for all Losses arising from or relating to such Third Party Proceeding and (b) the Indemnitor provides to the Indemnitee adequate security (approved by the Indemnitee acting reasonably) from time to time in respect of such Losses. The Defence Notice will specify the counsel the Indemnitor will appoint to defend such Third Party Proceeding (the “Defence Counsel”), and the Indemnitee will have the right to approve the Defence Counsel, which approval will not be unreasonably withheld. Any Indemnitee will have the right to employ separate counsel in any Third Party Proceeding and/or to participate in the defence thereof, but the fees and expenses of such counsel will not be included as part of any Losses incurred by the Indemnitee unless (i) the Indemnitor failed to give the Defence Notice, including the acknowledgement and agreement to be set out therein within the prescribed period, (ii) such Indemnitee has received an opinion of counsel, reasonably acceptable to the Indemnitor, to the effect that the interests of the Indemnitee and the Indemnitor with respect to the Third Party Proceeding are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (iii) the employment of such counsel at the expense of the Indemnitor has been specifically authorized by the Indemnitor. The party conducting the defence of any Third Party Proceeding will keep the other party apprised of all significant developments and will not enter into any settlement, compromise or consent to judgment with respect to such Third Party Proceeding unless the Indemnitor and the Indemnitee consent, which consent will not be unreasonably withheld.

6.07	Exclusive Remedy

From and after the completion of the sale and purchase of the SBI Shares herein contemplated, except in the case of a breach of Sections 4.03 to 4.06, the rights of indemnity set forth in this Article 6 are the sole and exclusive remedies of each party in respect of any inaccuracy or misrepresentation in any representation or warranty, or breach of covenant or other obligation by another party under this Agreement. Accordingly, the parties waive, from and after the Closing, any and all rights, remedies and Claims that one party may have against another party, whether at law, under any statute or in equity (including Claims for contribution or other rights of recovery arising under any Environmental Law, Claims for breach of contract, breach of representation and warranty, negligent representation and all Claims for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transaction contemplated by this Agreement other than equitable remedies in the case of a breach of Sections 4.03 to 4.06, as expressly provided for in this Article 6 and other than those arising with respect to any fraud. This Article 6 will remain in full force and effect in all circumstances and will not be terminated by any breach (fundamental, negligent or otherwise) by any party of its representations, warranties, covenants or other obligations under this Agreement or under any closing document or by any termination or rescission of this Agreement by any party.

6.08	Reductions and Subrogation

If the amount of any Claim or Losses incurred by a Purchaser Indemnitee or Vendor Indemnitee at any time subsequent to the making of an indemnity payment is reduced by any recovery, settlement or otherwise under of pursuant to any insurance coverage or pursuant to any claim, recovery, settlement or payment by or against a third party, the amount of such reduction (less any costs and expenses or premiums incurred in connection therewith) shall promptly be repaid (through the issuance or cancellation of Mascoma shares valued in the manner set forth in this Agreement) to the indemnifying party by such Purchase Indemnitee or Vendor Indemnitee. Upon making a full indemnity payment, a party shall, to the extent of such indemnity payment, be subrogated to all rights of the Purchaser Indemnitee or Vendor Indemnitee against any third party in respect of the Claim or Loss to which the indemnity payment relates.

6.09	Adjustment to Consideration

All amounts payable by a Vendor to a Purchaser Indemnitee pursuant to Article 6 will be deemed to be a decrease to the Consideration. All amounts payable by Mascoma or the Purchaser to a Vendor Indemnitee pursuant to Article 6 will be deemed to be an increase to the Consideration.

6.10	Escrow, Transfer Powers and Share Register.

In order to carry out the provisions of this Article 6 effectively, the Vendors and Mascoma agree that:

(a)	Mascoma shall hold the Indemnity Holdback Shares in escrow together with separate stock transfer powers executed by SunOpta in blank for transfer and shall only effect the due forfeiture of the Mascoma Common Shares or Mascoma Preferred Shares of SunOpta in accordance with Sections 6.02(5)(a)(ii)(A), 6.02(5)(b) or 6.03(5)(a)(i).

(b)	Mascoma shall have the right to make any and all changes to Mascoma’s share register and stock record books to reflect the due forfeiture of Mascoma Common Shares, Mascoma Preferred Shares or Mascoma Exchange Shares in accordance with Sections 6.02(5)(a)(i), 6.02(5)(a)(ii)(B), 6.03(5)(a)(ii) or 6.03(5)(b) without further authority and upon such due forfeiture such Mascoma Common Shares, Mascoma Preferred Shares or Mascoma Exchange Shares shall be deemed to be validly cancelled and Vendor shall have no further rights with respect to such forfeited shares, including rights to dividends or voting rights, provided, however, that Mascoma shall not take any steps, actions or proceedings with respect to any such forfeiture or cancellation of Mascoma Common Shares, Mascoma Preferred Shares or Mascoma Exchange Shares pursuant to this Section 6.10 unless and until notice of the Claim has been given to the applicable Vendor in accordance with Section 7.09 and either (i) the applicable Vendor (or, in the case of a Claim to be settled in accordance with Section 6.02(5)(b), SunOpta) has acknowledged in writing the validity and amount of such Claim; or (ii) a final, non- appealable judgment of a court of competent jurisdiction has been obtained in respect of such Claim and a copy of such judgment has been delivered to the applicable Vendor in accordance with Section 7.09 together with a statement as to the number of Mascoma Common Shares, Mascoma Preferred Shares, Mascoma Exchange Shares or combination thereof to be forfeited.

ARTICLE 7 - GENERAL

7.01	Further Assurances

Each of the Vendors, SBI, Mascoma and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.02	Time

Time is of the essence of this Agreement. Notwithstanding anything to the contrary herein, the parties agree that the transfer, sale and assignment of the SBI Shares contemplated by this Agreement shall be deemed to have been completed on September 1, 2010 immediately prior to the amalgamation of SBI and the Purchaser.

7.03	Fees and Commissions

Each of the Vendors, Mascoma and the Purchaser will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred and will indemnify and save harmless the other from and against any Claim for or Loss resulting from any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions under this Agreement.

7.04	Public Announcements

Except as required by law or applicable stock exchange rule, no public announcement or press release concerning the sale and purchase of the SBI Shares may be made by any party hereto without the prior consent and joint approval of SunOpta and Mascoma. If any party is required by law or applicable stock exchange rule to make a public announcement or press release concerning the sale and purchase of the SBI Shares, it shall use its best efforts to (i) notify SunOpta and Mascoma of such disclosure before making it and (ii) address the concerns and comments of such parties relating to the disclosure.

7.05	Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties hereto.

7.06	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

7.07	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the Vendors’ Representative, Mascoma and the Purchaser. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

7.08	Assignment

This Agreement may not be assigned by the Vendors or SBI without the prior written consent of Mascoma, or by Mascoma without the prior written consent of the Vendors’ Representative. This Agreement may be assigned by the Purchaser without the consent of any other party to an Affiliate of the Purchaser, provided that such Affiliate enters into a written agreement with the other parties hereto to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound and provided that the Purchaser will continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so.

7.09	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

(1)	To the Vendors, at the addresses and contact information set out in Schedule A.

(2)	To SunOpta (as Vendor or Vendors’ Representative):

SunOpta Inc.
2838 Bovaird Drive West Brampton, Ontario Canada L7A 0H2

Fax No.: 905.455.2920
E-mail: john.dietrich@sunopta.com
Attention: John Dietrich, Vice-President, Corporate Development

with a copy (which shall not constitute notice) to:

Wildeboer Dellelce LLP
365 Bay Street, Suite 800
Toronto, Ontario Canada M5H 2V1

Fax No.: 416.361.1790
E-mail: troy@wildlaw.ca
Attention: Troy Pocaluyko

(3)	To Mascoma, the Purchaser or SBI:

Mascoma Corporation

67 Etna Road, Suite 300
Lebanon, New Hampshire
U.S.A. 03766

Fax No.: 603.676.3321
E-mail: jvanrooyen@mascoma.com
Attention: Justin Van Rooyen, Director Business Development

with copies (which shall not constitute notice) to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, Massachusetts
U.S.A. 02109

Fax No.: 617.523.1231
E-mail: mmacenka@goodwinprocter.com
Attention: Mark J. Macenka

and to:

McCarthy Tetrault LLP
1000 De La Gauchetiere Street West, Suite 2500
Montreal, Quebec
Canada H3B 0A2

Fax No.: 514.875.6246
E-mail: cmayr@mccarthy.ca
Attention: Clemens Mayr

or to such other street address, individual or electronic communication number or address as may be designated by notice given by a party to the others. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the third Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

7.10	Remedies Cumulative

The right and remedies of the parties under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

7.11	No Third Party Beneficiaries

Except as provided in Article 6 and Section 7.05, this Agreement is solely for the benefit of:

(a)	the Vendors and their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns, with respect to the obligations of Mascoma and the Purchaser under this Agreement, and

(b)	Mascoma and the Purchaser, and their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns, with respect to the obligations of the Vendor under this Agreement;

and this Agreement will not be deemed to confer upon or give to any other person any Claim or other right or remedy. The Vendors appoint Mascoma as the trustee for the Purchaser Indemnitees of the covenants of indemnification of the Vendors with respect to such Purchaser Indemnitees as specified in this Agreement and Mascoma accepts such appointment. Mascoma and the Purchaser appoint the Vendors’ Representative as the trustee for the applicable Vendor Indemnitees of the covenants of indemnification of Mascoma and the Purchaser with respect to such Vendor Indemnitees specified in this Agreement and the Vendors’ Representative accepts such appointment.

7.12	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

7.13	Severability

If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

7.14	Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. Each party hereto attorns to the jurisdiction of the courts of the Province of Ontario.

7.15	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

7.16	Electronic Execution

Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

IN WITNESS WHEREOF the parties have executed this Agreement.

MASCOMA CORPORATION		MASCOMA CANADA INC.

Per:	/s/ William Brady	Per:	/s/ Keith Pattison
Name:	William Brady	Name:	Keith Pattison
Title:	Chief Executive Officer	Title: :	Treasurer

SUNOPTA INC., as Vendors’		SUNOPTA BIOPROCESS INC.
Representative

Per:	/s/ John Dietrich	Per:	/s/ Murray Burke
Name:	John Dietrich	Name:	Murray Burke
Title:	VP Business Development	Title:	President & CTO

SUNOPTA INC., as Vendor		WILDSTOIC LLC

Per:	/s/ Steven. R. Bromley	Per: /s/	Robert E. Pontius
Name:	Steven R. Bromley	Name:	Robert E. Pontius
Title:	President & CEO	Title:	President

ROD FULLER		WENDY STRUB
Per:	/s/ Rod Fuller	Per:	/s/ Wendy Strub
Name:	Rod Fuller	Name:	Wendy Strub

PETER J. CHANDLER
Per:	/s/ Peter J. Chandler
Name:	Peter J. Chandler

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

BLACKROCK INVESTMENT MANAGEMENT (UK) LIMITED as
discretionary investment manager on
behalf of BLACKROCK GLOBAL FUNDS and BLACKROCK NEW ENERGY TECHNOLOGY PLC

Per:	/s/ Poppy Allonby
Name:	Poppy Allonby
Title:	Fund Manager

Per:	/s/ Robin Batchelor
Name:	Robin Batchelor
Title:	Fund Manager

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

TRIMARK RESOURCES FUND,
(formerly, TRIMARK CANADIAN RESOURCE FUND),
by its Manager, INVESCO TRIMARK LTD.
(formerly AIM FUNDS MANAGEMENT INC.)"

Per:	/s/ Theodor Heldman
Name:	Theodor Heldman
Title:	VP & Chief Financial Officer, Funds

Per:	/s/ David C. Warren

Name:	David C. Warren
Title:	Chief Admin Officer, NA Retail

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

GWL GROWTH EQUITY FUND

Per:	/s/ Sarah Hesketh-Sim
Name:	Sarah Hesketh – Sim
Title:	Authorized Signatory, I.G.
Investment Management, Ltd.

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

LONDON LIFE GROWTH EQUITY FUND

Per:	/s/ Sarah Hesketh-Sim
Name:	Sarah Hesketh – Sim
Title:	Authorized Signatory, I.G.
Investment Management, Ltd.

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

IG AGF CANADIAN DIVERSIFIED GROWTH FUND

Per:	/s/ Sarah Hesketh-Sim
Name:	Sarah Hesketh – Sim
Title:	Authorized Signatory, I.G.
Investment Management, Ltd.

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

IG AGF CANADIAN DIVERSIFIED GROWTH CLASS

Per:	/s/ Sarah Hesketh-Sim
Name:	Sarah Hesketh – Sim
Title:	Authorized Signatory, I.G.
Investment Management, Ltd.

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

AGF CANADIAN GROWTH EQUITY FUND

Per:	/s/ Coulter Wright
Name:	Coulter Wright
Title:	VP and Portfolio Manager

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

ACCOUNT NUMBER 292, BY ITS MANAGER, MACKENZIE FINANCIAL CORPORATION

Per:	/s/ Benoit Gervais
Name:	Benoit Gervais
Title:	Vice President, Investments

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

CANACCORD GENUITY CORP.

Per:	/s/ Donald D. MacFayden
Name:	Donald D. MacFayden
Title:	Senior Vice President

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

WILSEY INVEST LTD.

Per:	/s/ "Dahmer Limited"
Name:	"Dahmer Limited"
Title:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

TODD L. NOFFKE

Per:	/s/ Todd Noffke
Name:	Todd Noffke
Title:

Signature Page to Share Purchase Agreement